UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )

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ROSETTA STONE INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 3, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Rosetta Stone Inc. (the “Company” or “Rosetta Stone”), which will be held at our corporate offices located at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209, on Monday, June 18, 2018, at 3:00 p.m., local time.

Whether or not you plan to attend the 2018 Annual Meeting, it is important that your shares be represented and voted at the 2018 Annual Meeting. We encourage you to vote your shares according to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials. If you decide to attend the 2018 Annual Meeting and vote in person, you may withdraw your proxy at that time.

On behalf of the Board of Directors and employees of Rosetta Stone, we thank you for your continued interest in and support of the Company.

Sincerely,
A. John Hass III
President, Chief Executive Officer and Chairman of the Board

Your vote is important. Please vote promptly.
You may vote according to the instructions
on the enclosed proxy card or
Notice of Internet Availability of Proxy Materials.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders, which will be held at 3:00 p.m. local time on June 18, 2018 at our corporate offices located at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209 for the following purposes:

1.	Elect three Class III directors nominated by our Board of Directors to hold office until our Annual Meeting of Stockholders in 2021, or until their respective successors have been elected;

2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	Conduct an advisory vote on the compensation of the named executive officers; and

4.	Consider any other matters that may properly be brought before the meeting.

A proxy statement describing the matters to be considered at the 2018 Annual Meeting is attached to this notice. Only stockholders who owned our stock at the close of business on April 20, 2018 may vote at the meeting, or at any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials and/or the Proxy Card sent to you, as promptly as possible.

By order of our Board of Directors,
Sonia Galindo
General Counsel and Secretary

Arlington, Virginia
May 3, 2018

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 18, 2018 at 3:00 p.m. local time at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209

The proxy statement and annual report are available at
http://www.cstproxy.com/rosettastone/2018.

The Board of Directors recommends that you vote FOR each of the proposals identified above.

ROSETTA STONE INC.
1621 North Kent Street, Suite 1200
Arlington, Virginia 22209
PROXY STATEMENT FOR THE
2018 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

Our Board of Directors (the “Board”) is asking for your proxy for use at the Rosetta Stone Inc. 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We are holding the 2018 Annual Meeting on Monday, June 18, 2018 at 3:00 p.m. local time at our offices at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209. Directions to the 2018 Annual Meeting may be found at http://www.rosettastone.com/directions. We have first released this proxy statement to our stockholders beginning on or about May 3, 2018.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we furnish our proxy materials on the Internet. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to stockholders of record and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to stockholders who hold their shares through a brokerage firm or bank, also referred to as holding shares in street name. The Notice will also include instructions for stockholders who hold their shares in street name on how to vote over the Internet.

Record Date, Outstanding Shares and Quorum

Only holders of record of our common stock on April 20, 2018 (the “Record Date”) will be entitled to vote at the 2018 Annual Meeting. On the Record Date, we had approximately 24,214,618 shares outstanding and entitled to vote. We need a quorum to take action at the 2018 Annual Meeting. We will have a quorum if a majority of the shares outstanding and entitled to vote on the Record Date are present at the 2018 Annual Meeting, either in person or represented by proxy.

If by the date of the 2018 Annual Meeting we do not receive sufficient shares to constitute a quorum or approve one or more of the proposals, the Chairman of the Annual Meeting, or the persons named as proxies, may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting Rights

Holders of our common stock are entitled to one vote for each share they own on the Record Date. Cumulative voting for directors is not permitted. The Inspector of Elections appointed for the 2018 Annual Meeting will tabulate all votes. The Inspector will separately tabulate for and against votes, withhold votes, abstentions and broker non-votes for each proposal, as applicable.

Voting and Revoking Proxies

Our Board of Directors is soliciting proxies to vote your shares at the 2018 Annual Meeting. If you attend the 2018 Annual Meeting, you may submit your vote in person, and any proxy that you previously submitted may be revoked and superseded by the vote that you cast at the 2018 Annual Meeting.

If you properly submit your proxy, and do not revoke it prior to the 2018 Annual Meeting, your shares will be voted in the manner described in this proxy statement or as you may otherwise direct. If you sign and return your proxy card, but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2 and 3. As far as we know, no other matters will be presented at the 2018 Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Whether you submit your proxy via the Internet or by mail, you may revoke it at any time before voting takes place at the 2018 Annual Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to the General Counsel and Secretary at our headquarters and principal executive office: Rosetta Stone Inc., 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209. You may also revoke a proxy by submitting a later-dated proxy or by voting in person at the 2018 Annual Meeting. Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the 2018 Annual Meeting, you must bring to the 2018 Annual Meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Abstentions and Broker Non-Votes

Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares un-voted or vote your shares on certain routine matters. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in street name for their beneficial holder clients from voting in uncontested director elections or executive compensation matters, including say-on-pay proposals, without receiving specific voting instructions from those clients. Under NYSE rules, only Proposal No. 2 (ratifying the selection of our independent registered public accounting firm) should be treated as a routine matter on which a broker can exercise its discretion and vote your shares without specific instructions. If your broker votes on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum. Proposals 1 and 3 are not considered routine matters, and, without your instruction, your broker cannot vote your shares with respect to these proposals. If a broker, bank, custodian, nominee or other record holder of Rosetta Stone stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called “broker non-votes”) will be counted as present in determining whether we have a quorum.

Soliciting Proxies

We will pay all expenses of soliciting proxies to be voted at the 2018 Annual Meeting. After the proxies are initially distributed, we and/or our directors, officers and regular employees may also solicit proxies by mail, electronic mail, telephone or in person. We will ask brokers, custodians, nominees and other record holders to prepare and send the Notice to people or entities for which they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies, and we may reimburse them for their expense in doing so.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice, Annual Report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to receive individual copies. In addition, your broker or bank may also follow this procedure. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

How to Obtain a Separate Set of Voting Materials

If you would like to have additional copies of our Notice, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to the General Counsel and Secretary at our headquarters, Rosetta Stone Inc., 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209, or call the General Counsel and Secretary at (703) 387-5800 and we will promptly deliver these materials to you. Copies of our Annual Report on Form 10-K do not include exhibits unless exhibits are specifically requested in writing. You may also contact us at the address or phone number above if you received multiple copies of materials for the 2018 Annual Meeting and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call the General Counsel and Secretary at (703) 387-5800 or send a written request to the General Counsel and Secretary at the above address.

Annual Report on Form 10-K and Additional Materials

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 have been made available to all stockholders entitled to vote at the 2018 Annual Meeting and who received the Notice. The Annual Report on Form 10-K can also be viewed at http://www.cstproxy.com/rosettastone/2018.

OUR BOARD OF DIRECTORS AND NOMINEES
Our Board of Directors currently consists of eight directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of the members of such class have been elected and qualified, subject to their earlier death, resignation or removal.
During 2017 and 2018, our Board conducted an extensive search for director nominees in order to strengthen the composition of the Board and gain additional expertise in the area of education technology. Following this search, in October 2017, our Board unanimously voted to increase the size of the Board from six to seven directors, and appointed Jessie Woolley-Wilson to Class III of our Board of Directors. In March 2018, our Board unanimously voted to increase the size of the Board from seven to eight directors, and appointed George A. Logue to Class III of our Board of Directors. Also in March 2018, Caroline Tsay, a Class III member of our Board, notified the Board of her decision not to stand for re-election at the 2018 Annual Meeting.

Our Board of Directors believes that the board composition and size following the addition of Ms. Woolley-Wilson’s and Mr. Logue's appointments and the departure of Ms. Tsay is sufficient to provide all required oversight, governance, and related board duties.

Only the terms of the Class III directors are scheduled to expire on the date of the upcoming 2018 Annual Meeting. Based on the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the nominees for election to the Board of Directors by the stockholders are three current Class III members of our Board, who are Patrick W. Gross, George A. Logue and Jessie Woolley-Wilson. If elected, the nominees will serve as directors until the Annual

Meeting of Stockholders in 2021 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.
The names and certain information about the nominee directors and the continuing directors in each of the other two classes of our Board are set forth below. There are no family relationships among any of our directors or executive officers.
It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class III directors to our Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the 2018 Annual Meeting, the proxies may be voted for the election of a substitute nominee that our Board may designate in place of such nominee.
Because the upcoming 2018 Annual Meeting will trigger the expiration of the terms of only the Class III directors, proxies cannot be voted for more than three director nominees. The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the 2018 Annual Meeting will be elected Class III directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class III Directors

The name and age as of April 30, 2018 of each nominee director, his or her position with us, the year in which he or she first became a director and certain biographical information are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Patrick W. Gross	73	Director	2006
George A. Logue	67	Director	2018
Jessie Woolley-Wilson	55	Director	2017

Directors Standing for Election

Incumbent Nominees

Each of the incumbent directors listed below was nominated for election by our Board of Directors upon recommendation by the Corporate Governance and Nominating Committee and has agreed to stand for election to a three-year term. Information concerning the incumbent nominees for director is provided below.

Patrick W. Gross has served as a director since February 2006, including serving as Chairman of the Board of Directors from May 2013 to March 2016 and Chair of our Corporate Governance and Nominating Committee since May 2012. He previously served as Lead Independent Director of the Board from February 2012 to May 2013 and was reelected as Lead Independent Director on April 1, 2016. Since 2002, Mr. Gross has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm that he founded. Prior to founding The Lovell Group, Mr. Gross was a founder, and served as a principal executive officer from 1970 to 2002, of American Management Systems, Inc., then a publicly traded information technology, consulting, software development and systems integration firm. Mr. Gross is a director of Career Education Corporation, Liquidity Services, Inc. and Waste Management, Inc. Mr. Gross also currently serves on the boards of several private technology-based companies. Mr. Gross previously served on the boards of Capital One Financial Corporation from 1995 to 2017, Computer Network Technology Corporation from 1997 to 2006, Mobius Management System, Inc. from 2002 to 2007 and Taleo Corporation from 2006 to 2012. He holds a B.S.E. from Rensselaer Polytechnic Institute, an M.S.E. from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business.

Mr. Gross currently serves on the boards of several educational organizations including Sidwell Friends School since 2016 (having previously served from 1980-1988 and 1992-2000) and D.C. Preparatory Academy, a Washington, D.C. charter school system with 1,800 preK-8th grade students, since 2002. He also serves on the boards of Stanford Institute for Economic Policy Research, the Committee for Economic Development, the Foreign Policy Association and the World Affairs Council of Washington, D.C. (which he co-founded).
Our Board of Directors believes that Mr. Gross is particularly qualified to serve as a director based on his demonstrated leadership abilities, business judgment, and extensive experience in management, information technology, software, and his education. Mr. Gross’ finance and operations experience qualify him as an audit committee financial expert, and his long-tenured service on other public company boards provides significant insight into the Company’s corporate governance.
George A. Logue was elected to serve as a director on our Board in March 2018. He serves on the Compensation Committee. Mr. Logue has served as the President of Logue Educational Consulting since January 2016. Before becoming an independent consultant, he served in a number of executive roles with Cambium Learning Group, Inc., including as President of the Voyager Sopris Learning business segment from March 2013 to January 2016 and President of the Sopris Learning business unit from January 2009 to March 2013. Mr. Logue has also served in leadership positions with Houghton Mifflin Company, including President of the School Division and Senior Vice President for Sales and Marketing. He holds a B.S. in Education from Boston University and a Master's in Education from Bridgewater State University.

Our Board of Directors believes that Mr. Logue is particularly qualified to serve as a director based on his extensive experience in education, technology, sale and marketing and management gained throughout his career with Cambium and Houghton Mifflin as well as his consulting engagements. He also has a deep familiarity with Rosetta Stone's business and industry, particularly its Literacy business segment.

Jessie Woolley-Wilson was elected to serve as a director on our Board in October 2017. She serves on the Compensation Committee. Ms. Woolley-Wilson is currently Chair, President and CEO of DreamBox Learning, a leader in innovative educational math solutions. From May 2007 until August 2010, Ms. Woolley-Wilson served as president of Blackboard Inc.’s K-12 Group. From 2002 to 2006, she served in various positions with LeapFrog Enterprises, including as President of LeapFrog School House, the K-12 division of LeapFrog. Ms. Woolley-Wilson has also served in positions of leadership at collegeboard.com, the interactive division of the College Board, and at Kaplan, a leading test preparation company in the U.S. Ms. Woolley-Wilson currently serves on the boards of several educational organizations, including the International Association for K-12 Online Learning (INACOL), the Woodrow Wilson Foundation, Western Governors University Board of Trustees and Islandwood. She is also on the board of Boeing Employees Credit Union. Ms. Woolley-Wilson has been a featured speaker at international events including TEDx Rainer, SXSWedu, and DENT, as well as a moderator for the Aspen Institute. Ms. Woolley-Wilson holds an MBA from Harvard Business School and a B.A. from the University of Virginia. She is also a 2007 Henry Crown Fellow.

Our Board of Directors believes that Ms. Woolley-Wilson is particularly qualified to serve as a director based on her deep familiarity with Rosetta Stone's business and industry, particularly in the educational technology space. She has extensive experience in technology and management gained throughout her career with DreamBox and LeapFrog, and brings unique perspectives to the Board with regard to addressing strategic and operational issues.

Directors Not Standing for Election

The names and certain biographical information as of April 6, 2018 about the other members of our Board of Directors who are not standing for election at the Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Laurence Franklin	65	Director	2006
David Nierenberg	63	Director	2015
Steven P. Yankovich	57	Director	2014
A. John Hass	52	Chairman of the Board, President and Chief Executive Officer	2014

Class I Directors Serving Until the 2019 Annual Meeting of Stockholders

David Nierenberg was appointed to serve as a director in April 2015. Mr. Nierenberg serves as the President of Nierenberg Investment Management Company, Inc. (“NIMCO”), which manages the D3 Family Funds. Several of the D3 Family Funds, NIMCO and Mr. Nierenberg are stockholders of the Company. Before founding NIMCO in 1996, Mr. Nierenberg was a General Partner at Trinity Ventures, a venture capital fund. Mr. Nierenberg began his career at Bain & Company Inc., where he was a Partner, managing strategy, acquisition, and cost reduction projects. He serves as Chair of the Advisory Board of the Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School. Mr. Nierenberg chairs the Research Advisory Council of Glass, Lewis & Co. He is also a member of the board of the Washington State Investment Board, Riverview Bancorp (NYSE: RVSB) and The National WWII Museum. Mr. Nierenberg received his Juris Doctor from Yale Law School and his B.A. in History, summa cum laude, from Yale College.

Our Board of Directors believes that Mr. Nierenberg is particularly qualified to serve as a director based on his significant expertise in strategic planning and corporate governance, along with his broad-based business knowledge. In addition, Mr. Nierenberg’s finance and operations experience qualify him as an audit committee financial expert, and his service on other public company boards and with the Ira M. Millstein Center and Glass, Lewis provides significant insight into the Company’s corporate governance.

Steven P. Yankovich was appointed to serve as a director in October 2014. Mr. Yankovich is currently Chief Product Architect at eBay Inc. and is responsible for ensuring a transformational customer and product experience across eBay’s global platform. From November 2015 to November 2016, Mr. Yankovich was Chief Technical Officer of Magento Commerce. From February 2015 to November 2015, he was Vice President, Product and Technology at eBay Enterprise where he helped sell to private equity and spin out Magento Commerce, which he then joined. From December 2012 to January 2015, Mr. Yankovich was Vice President of Innovation and New Ventures at eBay Inc., a group he created to bring technology and product innovation across eBay’s portfolio including PayPal, StubHub and the classifieds business. From March 2009 to December 2012 he was Vice President of Mobile at eBay Inc., where he worked to build eBay, PayPal and StubHub into the world’s largest mobile e-commerce player. From September 2007 to December 2008, Mr. Yankovich was an Entrepreneur In Residence at Adobe. From April 1998 to June 2007, Mr. Yankovich was the founder and CTO of Movaris Inc., a business process management company that pioneered cloud (ASP) to browser BPM for Fortune 500 companies. Prior to his career in internet-based business and consumer businesses, Mr. Yankovich spent 15 years in CAE/CAD and as a computer design engineer. Mr. Yankovich currently advises a number of startup companies, venture capital firms and serves on a philanthropic board. As a technologist, Mr. Yankovich has a patent portfolio of over 90 patents (53 issued).

Our Board of Directors believes that Mr. Yankovich is particularly qualified to serve as a director based on his expertise in technology, e-commerce, consumer and enterprise software and mobile. Mr. Yankovich also brings a unique entrepreneurial and innovation experience to the Board.

Class II Directors Serving Until the 2020 Annual Meeting of Stockholders

A. John Hass III was appointed to serve as a director in November 2014. Effective April 1, 2016, the Board of Directors appointed Mr. Hass to serve as the Company’s President and Chief Executive Officer and Chairman of the Board. Previously, Mr. Hass served as Interim President and Chief Executive Officer from April 1, 2015 to April 1, 2016. In addition, Mr.  Hass is a private investor and advisor to for-profit and non-profit entities. From September 2012 until November 2014, he was a senior advisor to Osmium Partners, LLC, an alternative asset management firm and a stockholder of the Company. Mr. Hass was a partner at PEAK6 Investments, L.P., a financial services company, from October 2008 through September 2012 and was the Senior Financial Officer of PEAK6 Investments, L.P. from February 2009 through June 2010. Mr. Hass was the Chief Executive Officer of OptionsHouse, a brokerage company and subsidiary of PEAK6 Investments, L.P., from October 2006 until September 2008. From 1988 to October 2006, he was employed at Goldman, Sachs & Co., a subsidiary of the financial services company, The Goldman Sachs Group, Inc., most recently as a Managing Director in the Investment Banking Division. In addition, Mr. Hass serves on the board of directors of WITNESS, Inc., a global-human rights nonprofit, and serves as a trustee of The Museum of Contemporary Photography. Mr. Hass received his Bachelor of Science in Finance from the University of Illinois at Urbana-Champaign.

Our Board of Directors believes that Mr. Hass is particularly qualified to serve as a director based on his familiarity with Rosetta Stone’s business and strategies, along with his broad experience in the banking and financial services industry.

Laurence Franklin has served as a director since May 2006 and as the Chair of our Audit Committee since February 2012. He previously served as the Chairman of the Board of Directors from February 2011 to February 2012. Since April 2014, he has served as managing partner of LF Enterprises, LLC, a private investment and business advisory firm. Mr. Franklin previously served as the Chief Executive Officer of Frette Srl, a leading manufacturer and retailer of luxury linens and home furnishings, from July 2011 until January 2014. Mr. Franklin served as President and Chief Executive Officer of Tumi Inc. (“Tumi”), a manufacturer and retailer of luxury travel, business and lifestyle accessories, from 2002 until 2009, and was a board member of Tumi until 2011. Prior to joining Tumi, Mr. Franklin served as President of Coach Leatherware Company, Inc. and General Manager of Elizabeth Arden Inc. Mr. Franklin began his career at Peat Marwick Mitchell and Co., in audit, and then worked in the Management Consulting Services group at Price Waterhouse & Co. He also serves on the boards of a number of privately held for-profit businesses. Mr. Franklin earned his B.A. from Colgate University and his M.S. from the New York University Graduate School of Business. Mr. Franklin is a qualified (non-practicing) Certified Public Accountant.

Our Board of Directors believes that Mr. Franklin is particularly qualified to serve as a director based on his business, leadership and management experience, including expertise in wholesale distribution, retail development, corporate management, operations and supply chain management and building international brands.  In addition, Mr. Franklin’s public finance, accounting and operations experience qualify him as an audit committee financial expert.

EXECUTIVE OFFICERS

The name, age and position(s) held by each of our executive officers, as of April 6, 2018, are set forth in the table below.

Name	Age	Position(s) Held with the Company
A. John Hass III	52	Chairman of the Board, President and Chief Executive Officer
Thomas M. Pierno	55	Chief Financial Officer
Sonia Galindo	49	General Counsel and Secretary
Mathew N. Hulett	47	President of Language
Nicholas C. Gaehde	57	President of Lexia Learning

Biographical information for Mr. Hass is set forth above under “Our Board of Directors and Nominees—Directors Standing for Election.” Biographical information for each of our other executive officers is set forth below.

Thomas M. Pierno has served as our Chief Financial Officer since May 2012. Prior to joining Rosetta Stone, Mr. Pierno was Chief Financial Officer at Vertis Communications, Inc. (“Vertis”), a marketing communications firm from May 2011 to April 2012, and while there, also directed supply chain and information technology operations. Prior to joining Vertis, Mr. Pierno held the position of Vice President, Financial Planning and Treasury at Comverse, a global provider of software and systems, from February 2010 to April 2011, where he was responsible for worldwide budgets, forecasts and treasury operations. Before joining Comverse, Mr. Pierno served in several executive positions at AOL from 1998 to 2009, notably Senior Vice President and Controller. Prior to joining AOL, Mr. Pierno was Chief Financial Officer at World Color Press, Inc., a publicly traded company that prints magazines, catalogs, direct mail and books, from 1994 to 1998. He began his career at Ernst & Young as a Certified Public Accountant. Mr. Pierno holds a B.B.A. in Accounting and an M.B.A. from Pace University.

Sonia Galindo was appointed General Counsel and Secretary of Rosetta Stone in January 2015. Prior to joining Rosetta Stone, Ms. Galindo served as Vice President, Associate General Counsel - Corporate and Corporate Secretary at Keurig Green Mountain, Inc. from 2012 to 2014. Ms. Galindo has over 20 years of legal experience in government, law firm and in-house counsel roles, including Ethics and Employment Counsel at the Bill & Melinda Gates Foundation from 2008 to 2011 and Assistant General Counsel and Assistant Corporate Secretary at McCormick & Co., Inc., from 2005 to 2008. Earlier in her legal career, Ms. Galindo held positions with Blank Rome LLP, Whiteford, Taylor & Preston LLP, and the U.S. Securities and Exchange Commission, Division of Corporation Finance. Prior to her practice of law she was a financial analyst at Citicorp. She received her B.A. in Finance and B.S. in Economics from Hood College in Frederick, Maryland and her Juris Doctor from John Marshall Law School in Chicago, Illinois.

Mathew N. Hulett was appointed President of Language at Rosetta Stone in August 2017. Mr. Hulett joined Rosetta Stone from Pioneer Square Labs, a Seattle-based startup studio where he served as Entrepreneur in Residence. Prior to that, from December 2015 to April 2017, Mr. Hulett served as the Chief Product Officer at TINYpulse, a privately held SaaS-based Human Resources technology provider, where he was responsible for driving product strategy, design and development. From May 2013 to September 2015, Mr. Hulett served as the Chief Executive Officer of Click Sales, Inc. (dba ClickBank), a privately held, top-100 internet retailer that provides digital lifestyle products to customers in 190 countries. Prior to ClickBank, Mr. Hulett served as Senior Vice President of RealNetwork’s games division from August 2010 to May 2013, where he led the right-sizing effort of the traditional gaming business and led the business’ turnaround strategy pivot into social and mobile gaming. He has also held the CEO role at AdXpose and was President of the corporate travel division of Expedia. Mr. Hulett currently serves as an Entrepeneur in Residence at Voyager Capital, an information technology venture capital firm. He received his B.S. in Marketing and Information Systems from the University of Washington.

Mr. Gaehde was appointed President of Lexia Learning, or Lexia, at Rosetta Stone in August 2017. Mr. Gaehde has been with Lexia since 2005 and became a member of Rosetta Stone’s leadership team in 2013. Mr. Gaehde has deep industry experience in literacy, software development and K–12 educational publishing. Having guided Lexia through several transformations, he has maintained a keen focus on Lexia’s mission to help improve student literacy in schools and districts throughout the United States. Prior to joining Lexia, Mr. Gaehde served as President of Educators Publishing Service, Inc., a publisher of literacy solutions for the K–8 market. Before that, he held product management and marketing positions at Vertigo Development Group, Lotus Development Corporation, and New England Business Service. Mr. Gaehde received his B.A. in Psychology from Pitzer College and a Master's from Boston University's School of Management.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that Rosetta Stone is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines, committee charters and Code of Ethics and Business Conduct are available on the investor relations section under the corporate governance page of our corporate website, www.rosettastone.com. Alternatively, you can request a copy of any of these documents by writing to the General Counsel and Secretary at: Rosetta Stone Inc., 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct applicable to directors and all employees, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.rosettastone.com. We intend to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding an amendment to, or waiver concerning a material departure of a provision of our Code of Ethics and Business Conduct involving our principal executive, financial or accounting officer or controller by posting such information on our website.

Composition of our Board of Directors; Classified Board

Our Board of Directors currently consists of eight members, seven of whom are non-employee members and are considered independent under NYSE rules. Each director holds office until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors. Our bylaws provide that our Board of Directors is divided into three classes of directors, each serving a staggered three-year term. As a result, one class of our Board of Directors will be elected at each annual meeting for three-year terms.

Our Board of Directors is classified as follows:

•	David Nierenberg and Steven P. Yankovich are designated Class I Directors whose terms will expire at our 2019 Annual Meeting of Stockholders;

•	A. John Hass III and Laurence Franklin are designated Class II Directors whose terms will expire at our 2020 Annual Meeting of Stockholders; and

•
Patrick W. Gross, George A. Logue, Caroline Tsay and Jessie Woolley-Wilson are designated Class III Directors whose terms will expire at our upcoming Annual Meeting; if re-elected at our upcoming Annual Meeting, these directors will have terms that expire at our 2021 Annual Meeting of Stockholders. Ms. Tsay has notified the Board of her decision not to stand for re-election at the 2018 Annual Meeting.

Our bylaws provide that the number of authorized directors will be determined from time to time by resolution of our Board of Directors. Any vacancy created by a resignation of a director shall automatically reduce the number of directors on our Board accordingly, upon the effective date of such resignation. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company. Our certificate of incorporation further provides for the removal of a director only for cause and by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of our directors.

Director Independence

Our Board of Directors reviewed the independence of each director other than Mr. Logue in February 2018, and reviewed the independence of Mr. Logue in March 2018, and considered whether any director had or has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors determined that all of our directors, other than our President and Chief Executive Officer, A. John Hass III, were “independent directors” and meet the independence requirements under the listing standards of the NYSE and rules and regulations of the SEC.

Our Corporate Governance Guidelines provide that the non-management directors will regularly meet in executive session, without management present. As required under applicable NYSE listing standards, in the year ended December 31, 2017, our non-management directors met in regularly scheduled executive sessions at which only non-management directors were present. As Lead Director, Mr. Gross presided over these sessions. Mr. Gross is an “independent director” and meets the independence requirements under the listing standards of the NYSE.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer in a way that is in the best interest of the Company at any given point of time. The Board of Directors may make a determination as to the appropriateness of its current policies in connection with the recruitment and succession of the Chairman of the Board and/or the Chief Executive Officer.

Our Board of Directors appointed Mr. Hass to serve as President, Chief Executive Officer and Chairman of the Board effective April 1, 2016. Mr. Hass previously served as a director since November 2014. We believe that as President and Chief Executive Officer, Mr. Hass is in the best position to focus the independent directors’ attention on the issues of greatest importance to the Company and its stockholders. At any time that the Chairman of the Board is not an individual who is independent under the rules of the NYSE, the Board of Directors will appoint a Lead Independent Director elected by the independent directors, with broad authority and responsibility over Board governance and operations. This structure allows one person to speak for and lead both the Company and the Board of Directors, while also providing for effective independent board oversight through a Lead Independent Director.

The Lead Independent Director has the following authority, as detailed in the Company’s Corporate Governance Guidelines:

•	preside at all meeting of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serve as a liaison between the Chairman of the Board and the independent directors;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	call meetings of the independent directors.

Mr. Gross acted as Lead Independent Director from February 2012 to May 2013 until he was appointed Chairman of the Board in May 2013. Mr. Gross served as Chairman of the Board until Mr. Hass was appointed as Chairman of the Board, effective April 1, 2016. In light of Mr. Gross’ experience, the independent directors elected Mr. Gross as Lead Independent Director on April 1, 2016. Mr. Gross also serves as a member of our Audit, Compensation, Corporate Governance and Nominating and Transaction Committees.

The Board of Directors oversees risk by actively reviewing management decisions and financial controls at both the full Board and Board committee levels. The Board of Directors takes a hands-on role in risk management practices in such areas as credit risk, liquidity risk, and operational risk by obtaining detailed reports from management, maintaining continuous dialogue with management, and providing extensive input on material corporate decisions. The Board of Directors extensively oversees management, particularly through periodic conferences between the Chief Executive Officer and certain members of the Board of Directors. The extent of the Board of Directors’ oversight function has the effect of solidifying the Board’s leadership structure by providing excellent knowledge of the day-to-day workings of the Company to the Board of Directors.

The Audit Committee assists our Board of Directors in risk oversight by reviewing and discussing policies with management and the independent auditor regarding our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee, as part of its independent auditor and internal audit oversight, also reviews and discusses the effectiveness of our disclosure controls and internal control over financial reporting and the performance of the internal audit function. The Audit Committee also directs and monitors our implementation of our corporate-wide compliance program, and oversees the periodic review and assessment of the effectiveness of our compliance program.

The Compensation Committee oversees the design and administration of the Company’s executive compensation programs to promote an environment that does not encourage unnecessary and excessive risk-taking, including with respect to the Policy on Recoupment of Performance Based Compensation (“Clawback Policy”). The Compensation Committee also ensures that our compensation practices are in line with best practices with respect to “say on pay” philosophies and guidelines.

The Corporate Governance and Nominating Committee evaluates the Board of Directors’ corporate governance guidelines and other Board and committee processes.

The Business Advisory Committee, a special ad hoc advisory committee that was formed to replace and combine the former Consumer Advisory Committee and E&E Advisory Committee, provides operational and strategic thought-partnership to the E&E and Consumer business leadership.

The Transactions Committee is a special ad hoc advisory committee formed to review strategic transactions and operational alternatives for the Company.

Our Board of Directors receives periodic reports from each of these committees on their activities.

Committees of our Board of Directors

Our Board of Directors has established the following standing committees: the Audit Committee; the Compensation Committee; and the Corporate Governance and Nominating Committee. In addition to the standing committees, our Board of Directors also established the following ad hoc special advisory committees: the Business Advisory Committee and the Transactions Committee.

Attendance at Meetings

Our Board of Directors held seven meetings during the year ended December 31, 2017. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by our Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served, during the period for which he or she served. The following table sets forth the committees of our Board of Directors, the number of meetings held by each committee in 2017 and the membership of each committee during the year ended December 31, 2017.

Name	Audit	Compensation	Corporate Governance and Nominating	Business Advisory	Transactions
Laurence Franklin	C		M
Patrick W. Gross	M	M	M		M
David Nierenberg	M	C	M	M	M
Caroline J. Tsay		M		C
Jessie Woolley-Wilson (1)		M
Steven P. Yankovich			C	M	M
Total Number of Meetings Held in 2017	7	6	6	None	2
C = Chair
M = Member
____________________

(1)	Ms. Woolley-Wilson was appointed to the Board of Directors in October 2017, and was also appointed to serve on the Compensation Committee of the Board.

Mr. Logue was appointed to the Board of Directors in March 2018 and serves on the Compensation Committee, Business Advisory Committee and Transactions Committee. Mr. Franklin joined the Transactions Committee in March 2018 and the Business Advisory Committee as its Chairman in April 2018. Mr. Gross joined the Business Advisory Committee in April 2018.

Directors are encouraged, but not required, to attend our annual meeting of stockholders. Three of the six then-serving members of our Board of Directors attended the 2017 Annual Meeting of Stockholders.

Audit Committee

Currently, our Audit Committee consists of Laurence Franklin, who serves as the Chair, Patrick W. Gross and David Nierenberg, each of whom is a non-employee member of our Board of Directors. Our Board of Directors has determined that each member of our Audit Committee meets the requirements of financial literacy and the standards of financial sophistication under the rules of the NYSE. Messrs. Franklin, Gross and Nierenberg serve as our audit committee financial experts, as defined under SEC rules. Messrs. Franklin, Gross and Nierenberg are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including that of Rosetta Stone.

Under its charter, our Audit Committee is responsible for, among other things:

•	approving the appointment, retention and termination of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•
monitoring, and discussing with management, the guidelines and policies governing the process by which the Company assesses and handles major financial risk exposures and the steps management has taken to monitor and control risk management;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement.

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.rosettastone.com.

Report of the Audit Committee of the Board of Directors

During the fiscal year ended December 31, 2017, our Audit Committee met seven times. In the exercise of the Audit Committee’s duties and responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit Committee regarding independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, including its review and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal year 2017 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Members of the Audit Committee

Laurence Franklin (Chair)
Patrick W. Gross
David Nierenberg

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

Compensation Committee

Our Compensation Committee consists of David Nierenberg, who serves as the Chair, Patrick W. Gross, George A. Logue, Caroline J. Tsay and Jessie Woolley-Wilson, each of whom is a non-employee, independent member of our Board of Directors. During the fiscal year ended December 31, 2017, our Compensation Committee met six times. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the requirements of the NYSE.

Under its charter, our Compensation Committee is responsible for, among other things:

•
reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity-based awards, executive employment agreements, severance and change in control arrangements, and any other special benefits, compensation or arrangements;

•	reviewing and approving annual goals and objectives, bonus criteria and equity guidelines for our executive officers;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules and regulations;

•	preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity-based compensation plans; and

•	appointing, compensating and overseeing compensation consultants and other advisors.

The Compensation Committee may form and delegate authority to one or more subcommittees as it deems necessary or advisable from time to time, provided, that any such subcommittee shall report any actions taken by it to the full Compensation Committee at its next regularly scheduled meeting.

For 2017, the Compensation Committee engaged its existing outside independent compensation consultant, Exequity. However, management consulted Exequity only on a very limited basis in 2017 to provide the Compensation Committee with an update on executive compensation tax compliance matters.

Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.rosettastone.com.

Compensation Committee Interlocks and Insider Participation

During 2017, the following directors were members of the Compensation Committee: David Nierenberg, Patrick W. Gross, Caroline J. Tsay and Jessie Woolley-Wilson. None of the members of the Compensation Committee during 2017 was an officer or employee of the Company or any of its subsidiaries, during the period he or she served, and none has had a relationship with the Company or any of its subsidiaries since the beginning of 2017 that would be required to be disclosed as a transaction with a related person. No member of the Compensation Committee was formerly an officer of the Company. None of our executive officers has served as a member of the board of directors or compensation committee of any entity at any time during which an executive officer of such other company served on our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Steven P. Yankovich, who serves as the Chair, Patrick W. Gross, Laurence Franklin, and David Nierenberg, each of whom is a non-employee member of our Board of Directors. During the fiscal year ended December 31, 2017, our Corporate Governance and Nominating Committee met six times.

Our Board of Directors has determined that each member of the Corporate Governance and Nominating Committee satisfies the requirements for independence under the NYSE rules.

Under its charter, our Corporate Governance and Nominating Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending director nominees for each annual meeting of stockholders to our Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

•	reviewing succession planning for our Chief Executive Officer;

•	overseeing the evaluation of our Board of Directors;

•	determining the compensation of our directors; and

•	recommending members for each committee of our Board of Directors.

Our Corporate Governance and Nominating Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Rosetta Stone. The Corporate Governance and Nominating Committee relies on its knowledge and relationships and the knowledge and relationships of our officers and other directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. With respect to nominees recommended by stockholders, our Corporate Governance and Nominating Committee will consider such nominees in the same manner as it evaluates other potential director nominees.

Our Board of Directors has adopted a written charter, reviewed annually, for the Corporate Governance and Nominating Committee, which is available on our website at www.rosettastone.com.

Ad Hoc Special Advisory Committees

Business Advisory Committee

In May 2016, the Board of Directors formed the Business Advisory Committee to provide operational and strategic thought-partnership to E&E and Consumer business leadership.

The Business Advisory Committee consists of Laurence Franklin, who serves as Chair, Patrick W. Gross, George A. Logue, David Nierenberg, Caroline Tsay and Steven P. Yankovich, each of whom is a non-employee member of our Board of Directors. The directors are not compensated separately for serving on this Committee. The Business Advisory Committee held no meetings during fiscal year 2017.

Transactions Committee

In June 2015, the Board of Directors formed a special ad hoc advisory committee to review strategic transactions and operational alternatives for the Company.

The Transactions Committee consists of Laurence Franklin, Patrick W. Gross, George A. Logue, David Nierenberg and Steven P. Yankovich, each of whom is a non-employee member of our Board of Directors. The directors are not compensated separately for serving on this Committee. The Transactions Committee held two meetings during fiscal year 2017.

Policy Governing Director Qualifications and Nominations

We seek directors who possess, at a minimum, the qualifications and skills described below as set forth in our Policy Governing Director Qualifications and Nominations. We consider diversity in our nomination of directors, and in our assessment of the effectiveness of the Board of Directors and its committees. In considering diversity, we evaluate each director candidate in the context of the overall composition and needs of our Board of Directors, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests using its diversity of backgrounds and experience. Our Corporate Governance and Nominating Committee will consider these and other qualifications, skills, and attributes when recommending candidates to our Board of Directors.

Our Corporate Governance and Nominating Committee must be satisfied that each Committee-recommended nominee meets the following minimum qualifications:

•	the candidate shall exhibit high standards of integrity, commitment, and independence of thought and judgment;

•	the candidate shall be committed to representing the long-term interests of our stockholders;

•	the candidate shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

•	to the extent the candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of contributing at board meetings; and

•	the candidate meets any other minimum qualifications and other criteria for board membership approved by our Board of Directors from time to time.

In addition to the minimum qualifications for each candidate set forth above, our Corporate Governance and Nominating Committee shall recommend that our Board of Directors select persons for nomination to help ensure that:

•
a majority of the Board of Directors is “independent” in accordance with the standards, if any, promulgated by the SEC, or any exchange upon which securities of the Company are traded, and any governmental or regulatory body exercising authority over the Company;

•	each of our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee is comprised entirely of independent directors; and

•
at least one member of our Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC and financial sophistication requirements under NYSE rules.

In addition to any other standards our Corporate Governance and Nominating Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Committee may consider the following factors when selecting and recommending that our Board of Directors select persons for nomination:

•	whether the candidate has direct experience in our industry or in the markets in which we operate;

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience;

•	whether the candidate has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	whether the candidate is accomplished in his or her respective field, with strong credentials and recognition; and/or

•	whether the candidate is well-regarded in the community.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

The Compensation Committee is responsible for the review and oversight of non-employee director compensation of our Board of Directors in relation to the market and our peer data. We have adopted a compensation policy under which our non-employee directors receive an annual retainer for Board and committee membership, as well as additional fees for attending certain Board and committee meetings. An additional retainer is also provided to individuals who serve as chair of a committee or the Board.

In 2016, as part of cost efficiency efforts, the Compensation Committee reviewed the Company’s non-employee director compensation policy against peer companies and adjusted the policy to also allow non-employee directors to choose payment in non-qualified stock options (“NQSOs”) or restricted stock units ("RSUs") for the annual retainer for Board and Committee membership and the annual retainer for chairing the Board of Directors and Committees of the Board, as an expression of commitment and confidence of the Company’s long-term success. The Compensation Committee also adjusted the vesting schedule of restricted stock units (“RSUs”), which comprise 50% of director’s annual grants of equity, to vesting quarterly over one year, conditioned upon the director’s continued service on our Board of Directors during that year, and paid out in shares of our common stock upon the recipient director’s separation from service on our Board of Directors. The Compensation Committee also provided for an annual retainer for the Lead Director of the Board. After reviewing non-employee director compensation market data, no changes were made to the non-employee director compensation policy in 2017. The current non-employee director compensation policy provides that each non-employee director will receive the following compensation for Board and Committee services:

•	an annual retainer for Board membership of $40,000 paid in cash, NQSOs or RSUs at the choice of the director;

•	an annual retainer of $40,000 for chairing the Board of Directors, paid in cash, NQSOs or RSUs at the election of a non-employee Chairman of the Board;

•	an annual retainer of $15,000 for acting as Lead Director of the Board of Directors, paid in cash, NQSOs or RSUs at the choice of the Lead Director;

•
an annual retainer of $20,000 for chairing the Audit Committee, $10,000 for chairing the Compensation Committee, and $5,000 for chairing the Corporate Governance and Nominating Committee, each paid in cash, NQSOs or RSUs at the choice of the director;

•	an annual retainer of $10,000 for serving as a member of one or more Board committees (regardless of the number of committees served), paid in cash, NQSOs or RSUs at the choice of the director; and

•	an annual grant of equity with a fair market value as of the date of grant of $100,000 comprised of:

•	50% NQSOs vesting quarterly over one year conditioned upon the director’s continued service on our Board of Directors during that year; and

•
50% RSUs vesting quarterly over one year conditioned upon the director’s continued service on our Board of Directors during that year and which will be paid out in shares of our common stock following the recipient director’s separation from service from the Company.

All cash retainers will be paid annually upon Board of Directors approval, with one-fourth of the total paid quarterly in arrears. Additionally, in the event of a change to the designated chair for each committee, the annual cash retainer for chairing a committee will be prorated based on the number of days the chair held the position. Non-employee directors are also encouraged to accumulate stock ownership, including ownership of RSUs, equal in value to three times the annual retainer for Board membership within three years of their appointment to the Board of Directors. All of our directors have achieved or are on course to achieve this threshold based on the applicable tenure of and payment to the individual directors.

Non-Employee Director Compensation Table

The following table summarizes the compensation of each non-employee member of our Board of Directors for the fiscal year ended December 31, 2017:

Name	Fees Earned (Services Rendered in 2017) ($)		Option Awards ($)(1)(2)	Restricted Stock Unit Awards ($)(1)(3)	Total ($)
Laurence Franklin	27,709	(4)	111,528	90,000	229,237
Patrick W. Gross	0		111,528	115,000	226,528
David Nierenberg	0		111,528	110,000	221,528
Caroline J. Tsay	30,907		111,528	50,000	192,435
Steven P. Yankovich	5,000		111,528	100,000	216,528
Jessie Woolley-Wilson	0	(5)	67,258	58,360	125,618
_________________________
(1) Represents the aggregate grant date fair value for option awards and RSU awards granted in the applicable year, computed in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). Information about the assumptions used to value these awards can be found in Note 10 to the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 7, 2018.
(2) Represents options to acquire shares of common stock granted on May 19, 2017 at an exercise price of $11.42 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest in four equal quarterly installments from the date of grant.
(3) Represents RSUs granted on May 19, 2017. The RSUs vest in four equal quarterly installments from the date of grant and will be paid out in shares of our common stock when the recipient director retires or terminates his or her service on our Board of Directors.
(4) Cash payments were made directly to LF Enterprises LLC.
(5) Ms. Woolley-Wilson's joined the Board of Directors effective October 16, 2017, and her options and RSUs granted were prorated as of that date.

Outstanding Option and RSU Awards for Non-Employee Directors at December 31, 2017

The following table provides information on the outstanding stock options and RSUs held by our non-employee directors as of December 31, 2017.

Name	Aggregate Number of Shares Subject to Outstanding Options (#)	Aggregate Number of Shares Subject to Outstanding RSUs (#)
Laurence Franklin	69,165	45,555
Patrick W. Gross	82,153	68,372
David Nierenberg	44,311	31,469
Caroline J. Tsay	38,344	28,493
Steven P. Yankovich	43,537	5,883
Jessie Woolley-Wilson (1)	6,780	33,528
_________________________
(1) Ms. Woolley-Wilson was appointed to the Board of Directors effective October 16, 2017.

STOCKHOLDER MATTERS

Stockholder Communications with our Board of Directors

Stockholders and other interested parties may communicate with our full Board of Directors, our Chairman of the Board of Directors or the independent directors as a group. To do so, an interested party may address any inquiries, items for discussion or other materials to a particular director or to our Board in care of our General Counsel and Secretary at the following address: Rosetta Stone Inc., 1621 North Kent Street, Suite 1200, Arlington, VA 22209. Our General Counsel and Secretary, or designated staff members in the office of the General Counsel, will review these submissions and forward messages to the intended recipient members of our Board, as appropriate. Responses to any such submissions will be at the discretion of the relevant Board members or our General Counsel. Communications may also be referred to other departments within our Company. We generally will not forward to our Board communication that we determine to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about our Company.

Stockholder Recommendations of Director Candidates

Our Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A stockholder seeking to recommend a candidate for the Corporate Governance and Nominating Committee’s consideration should submit such candidate’s name and qualifications to: Corporate Governance and Nominating Committee, c/o General Counsel and Secretary, Rosetta Stone Inc., 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209.

Stockholder Proposals and Nominations for the 2019 Annual Meeting of Stockholders

Any stockholder who intends to present a proposal to be included in our 2018 proxy statement must submit the proposal, in writing, so that our General Counsel and Secretary receives it at our principal executive offices, located at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209, by January 3, 2019, which is 120 days prior to the one year anniversary of the date this proxy statement is being sent to our stockholders. In addition, our stockholders must comply with other requirements of the SEC related to stockholder proposals that are to be included in proxy statements as set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

If a proposal or nomination is not to be included in our proxy statement, any stockholder who wishes to bring a proposal or nominate a person for election to our Board of Directors at the 2018 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our General Counsel and Secretary, at our principal executive offices, between February 18, 2019 and March 20, 2019, which is 120 to 90 days prior to the one year anniversary of the upcoming 2018 Annual Meeting. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request and which are also on file with the SEC.

Our bylaws provide that if a stockholder wishes to nominate a person for election as director or to propose other business to be considered at an annual meeting of stockholders, that the stockholder must follow the procedures contained in our bylaws. The stockholder proposing such business or making such nomination must be a stockholder of record of our Company on the date the nomination is delivered to our General Counsel and Secretary and at the time of our annual meeting, and be entitled to vote at the annual meeting. The proposal or nomination must be received by our General Counsel and Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting and not later than the close of business on the 90th day prior to such anniversary, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day of our first public announcement of the date of the annual meeting. In addition, if the number of directors to be elected to our Board of Directors at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our General Counsel and Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement. These time periods are designed to allow us time to adequately consider all proposals and nominees.

To be considered, each nomination must include the following information:

•
all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•
a completed questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our General Counsel and Secretary upon written request; and

•
a written representation and agreement, in the form provided by our General Counsel and Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

The proposing stockholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of our Company, to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters, including our Corporate Governance Guidelines, and that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

To be considered, proposals for business to be considered by our stockholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

•	a brief description of the business desired to be brought before the annual meeting;

•	the reasons for conducting such business at the annual meeting;

•
the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment;

•	any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•
a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such stockholder; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any;

•	the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner;

•
any option, warrant, convertible security, stock appreciation right (“SAR”), or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any;

•
any other direct or indirect opportunity held or owned beneficially by such stockholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any of our securities;

•	any short interest in any of our securities of the stockholder or beneficial owner;

•	any right to dividends on our shares of capital stock owned beneficially by such stockholder or such beneficial owner, if any, which right is separated or separable from the underlying shares;

•
any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, is a general partner or with respect to which such stockholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner; and

•
any performance-related fees, other than an asset-based fee, to which such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

Such information must include any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household. All such information must be supplemented by such stockholder and such beneficial owner, if any, not later than 10 days after the record date for the annual meeting to disclose such ownership as of the record date, 10 days before the annual meeting date, and immediately prior to the commencement of the annual meeting, by delivery of such supplemented information to our General Counsel and Secretary. Such information shall also include any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

The following table shows shares of our common stock that, to our knowledge, are owned as of the Record Date, April 20, 2018, by:

•	each of our named executive officers (as defined in “Compensation Discussion and Analysis”);

•	each director and nominee;

•	all current directors, nominees and executive officers as a group; and

•	each stockholder beneficially owning more than 5% of our common stock.

Unless indicated in the notes to the table, to our knowledge each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Rosetta Stone Inc., 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209.

We calculated the percentage of shares outstanding based on shares of common stock outstanding on April 20, 2018. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of April 20, 2018, and (2) shares issuable upon settlement of RSUs that are vested, or will become vested within 60 days of April 20, 2018. Those shares are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers:
A. John Hass III (1)	1,134,503	4.6%
Thomas M. Pierno (2)	317,091	1.3%
Sonia Galindo (3)	115,148	*
Mathew N. Hulett (4)	31,426	*
Nicholas C. Gaehde (5)	103,437	*
Directors:
Laurence Franklin (6)	141,660	*
Patrick W. Gross (7)	262,894	1.1%
George A. Logue (8)	3,014	*
David Nierenberg (9)	1,028,463	4.2%
Caroline J. Tsay (10)	69,016	*
Jessie Woolley-Wilson (11)	6,331	*
Steven P. Yankovich (12)	77,065	*
All current directors, nominees and executive officers as a group (12 people)	3,290,048	12.8%
Other 5% Stockholders:
Ariel Investments, LLC (13)	3,079,704	12.7%
Osmium Partners, LLC (14)	2,190,162	9%
Renaissance Technologies LLC (15)	1,849,200	7.6%
_______________________________________
* Indicates ownership of 1% or less.

(1)
Includes 662,226 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018. Also includes 180,594 shares of restricted stock that continue to be subject to forfeiture restrictions and 3,067 shares of common stock underlying vested RSUs that will be issued to Mr. Hass upon the termination of his service on the Board.

(2)
Includes 200,517 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018. Also includes 55,789 shares of restricted stock that continue to be subject to forfeiture restrictions.

(3)
Includes 42,938 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018. Also includes 48,636 shares of restricted stock that continue to be subject to forfeiture restrictions.

(4)	Represents 31,426 shares of restricted stock that continue to be subject to forfeiture restrictions.

(5)
Includes 34,275 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018. Also includes 41,419 shares of restricted stock that continue to be subject to forfeiture restrictions.

(6)
Includes 69,165 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018, 1,971 shares of our common stock underlying RSUs that will vest within 60 days of April 20, 2018 and 47,524 shares of common stock underlying vested RSUs that will be issued to Mr. Franklin upon the termination of his service on the Board.

(7)
Includes 82,153 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018, 2,518 shares of our common stock underlying RSUs that will vest within 60 days of April 20, 2018 and 65,854 shares of common stock underlying vested RSUs that will be issued to Mr. Gross upon the termination of his service on the Board. Also includes 73,501 shares owned by Mr. Gross’s spouse and 32,368 shares owned by the Stephanie Gross Trust as to which Mr. Gross disclaims beneficial ownership.

(8)
Includes 1,692 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018 and 1,222 shares of our common stock underlying RSUs that will vest within 60 days of April 20, 2018.

(9)
Includes 44,311 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018 (the “Nierenberg NQSOs”), 2,408 shares of our common stock underlying RSUs that will vest within 60 days of April 20, 2018 and 29,061 shares of common stock underlying vested RSUs (the “Nierenberg RSUs”) that will be issued to Mr. Nierenberg upon the termination of his service on the Board. Also includes shares of common stock owned by The D3 Family Fund, L.P. (“Family Fund”), The D3 Family Bulldog Fund, L.P. (“Bulldog Fund”), and The DIII Offshore Fund, L.P. (“Offshore Fund”), for which the Nierenberg Investment Management Company, Inc. (“NIMCO”) and the Nierenberg Investment Management Offshore, Inc. (“NIMO”) serve as general partners. Mr. Nierenberg serves as the President of NIMCO and NIMO. Under the partnership agreements governing the funds, all compensation payable to Mr. Nierenberg for his Board service, including the Nierenberg NQSOs and Nierenberg RSUs, is required to be assigned to the funds. Accordingly, the Nierenberg NQSOs and Nierenberg RSUs are deemed to be owned indirectly by the Family Fund and the Bulldog Fund. Mr. Nierenberg has shared voting and investment power over all the shares reported. See also the Schedule 13D/A filed with the SEC on December 1, 2017 by the Family Fund, the Bulldog Fund, the Offshore Fund, NIMCO, NIMO and Mr. Nierenberg, whose address is The D3 Family Funds, 19605 N.E. 8th Street, Camas, Washington 98607.

(10)
Includes 38,334 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018, 1,095 shares of our common stock underlying RSUs that will vest within 60 days of April 20, 2018 and 29,587 shares of common stock underlying vested RSUs that will be issued to Ms. Tsay upon the termination of her service on the Board.

(11)
Includes 3,390 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2018 and 2,941 shares of common stock underlying vested RSUs that will be issued to Ms. Woolley-Wilson upon the termination of her service on the Board.

(12)
Includes 43,537 shares of our common stock subject to options which are exercisable within 60 days of April 20, 2108, 2,190 shares of our common stock underlying RSUs that will vest within 60 days of April 20, 2018 and 31,338 shares of common stock underlying vested RSUs that will be issued to Mr. Yankovich upon the termination of his service on the Board.

(13)	Ownership information is based on the Schedule 13G/A filed with the SEC on February 13, 2018 by Ariel Investments, LLC, whose address is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(14)
Ownership information is based on the Form 13G/A filed with the SEC on February 14, 2018 by Osmium Partners, LLC, Osmium Capital, LP, Osmium Capital II, LP, Osmium Spartan, LP, Osmium Diamond, LP, Osmium Special Opportunity Fund, LP and John H. Lewis, whose address is Osmium Partners, LLC, 300 Drakes Landing Road, Suite 172, Greenbrae, California 94904, Attention: John H. Lewis. Includes 92,020 shares of our common stock that are beneficially owned by John H. Lewis, over which he has sole voting power as Principal of Osmium Partners, LLC.

(15)	Ownership information is based on Schedule 13G/A filed with the SEC on February 14, 2018 by Renaissance Technologies LLC, whose address is 800 Third Avenue, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as beneficial owners of more than ten percent of our common stock, to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the fiscal year ended December 31, 2017, one required report was not filed on a timely basis under Section 16(a) of the Exchange Act by our executive officers and directors, as well as beneficial owners of more than ten percent of our common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Members of the Compensation Committee:

David Nierenberg (Chair)
Patrick W. Gross
George A. Logue
Caroline J. Tsay
Jessie Woolley-Wilson

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Compensation Committee Report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) provides a detailed description of the key practices and philosophies of our executive compensation program. We believe our executive compensation program demonstrates our ongoing commitment to align executive compensation with Company and individual performance, the interests of our stockholders and evolving best practices. In particular, the CD&A focuses on the 2017 compensation of the following executive officers, our "named executive officers" or “NEOs,” whose compensation information is presented in this proxy statement.

Named Executive Officer	Title
A. John Hass III	President and Chief Executive Officer
Thomas M. Pierno	Chief Financial Officer
Sonia Galindo	General Counsel and Secretary
Mathew N. Hulett (1)	President, Language
Nicholas C. Gaehde (2)	President, Lexia Learning
_________________________
(1) Mr. Hulett was appointed as President, Language as of August 4, 2017.
(2) Mr. Gaehde was promoted to President, Lexia Learning as of August 21, 2017.

The CD&A is divided into the following sections:

•	Executive Summary

•	Elements of our Executive Compensation Program for Fiscal Year 2017

•	Compensation of our Named Executive Officers

•	Compensation of our President and Chief Executive Officer

•	Determining the Amount of Each Element of Executive Compensation

•	Overview of our Executive Compensation Program for Fiscal Year 2017

•	Compensation Policies and Practices as They Relate to Risk Management

Executive Summary

Rosetta Stone is dedicated to changing people’s lives through the power of language and literacy education. Our innovative solutions drive learning outcomes for learners around the world. Our Language business uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone’s literacy education division, helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

Our executive compensation program is designed to attract, motivate and retain key talent and to achieve accountability for performance by linking compensation to the achievement of measurable performance objectives, without assuming excessive risks. The program is administered under a thoughtful, deliberate, and iterative process. It includes reviews of our peer group and executive compensation market practices, our CEO’s recommendations, and our Compensation Committee’s assessment of the effectiveness of our compensation program.

Fiscal Year 2017
In 2017, to position Rosetta Stone for success, we focused on the following priorities:

•
growing literacy sales by providing digital instruction and assessment tools for K-12, building a direct sales force to augment our historical reseller model, and continuing to develop our implementation services business;

•
positioning our E&E Language business for profitable growth by focusing our direct sales on our best geographies and customer segments, partnering with resellers in other geographies and successfully delivering our Catalyst product to corporate customers;

•
successfully transitioning from CDs to subscriptions for our Consumer Language products and seeking additional growth opportunities with a greater emphasis on a streamlined, mobile-oriented product portfolio focused on our customers' needs, while optimizing our marketing spend appropriately;

•	seeking opportunities to leverage our content, tools and pedagogy, as well as our well-known Rosetta Stone brand, through partnerships with leading players in key markets around the world; and

•	continuing to identify opportunities to become more efficient.

We executed on these priorities in 2017 by

•	increasing Lexia Learning sales by 24% over 2016;

•	continuing to build Lexia’s direct sales force and K-12 literacy product portfolio;

•	largely completing the transition of the Consumer Language business to a subscription-based model from a one-time CD-based sales model;

•	introducing new products in our Consumer and Enterprise & Education Language businesses and new features and functionality to our apps;

•	completing partnerships including one in Japan with SOURCENEXT;

•	continuing to reduce expenses, with total operating expenses reduced by over $120 million versus 2014 levels; and

•	maintaining an adequate cash balance, which was $43 million as of December 31, 2017, with no outstanding debt.

These actions led to financial results that met or exceeded our guidance expectations.

We aligned our compensation program to drive our business priorities and to enhance alignment with the long-term interests of stockholders in 2017 by:

•	adopting an Annual Incentive Program (“AIP”) that emphasized the importance of increasing sales, profitable growth and the delivery of new products; and

•	incentivizing the creation of shareholder value and the retention of critical senior talent by instituting a Long-Term Performance-Based Equity Incentive Program (“LTIP”).

Our 2017 AIP and LTIP were based entirely on the achievement of the goals detailed below. Under the LTIP, we have placed an emphasis on achieving longer-term revenue and profit targets, which complement the goals of the AIP. We also have established non-financial goals. John Hass, our President and CEO, has been asked to work with our team to improve our competitive positioning across our key markets. Mr. Hass, Tom Pierno, our CFO, and Sonia Galindo, our General Counsel, have been tasked with identifying and executing strategic partnerships, licensing agreements or similar arrangements that leverage the power of our brand and products. Nick Gaehde, our President, Lexia Learning, is to invest in market research and government relations efforts to drive future growth. Mathew Hulett, our President, Language who joined the Company in August 2017, is participating in a modified 2017 LTIP based on 2018 financial goals related to the Company and Language business unit.

To conserve cash and to demonstrate our CEO's commitment to our long-term success, Mr. Hass was paid a cash annual base salary of only $200,000 in 2017. The remainder of his 2017 target compensation was based in equity. Short and long-term performance share units ("PSUs") comprised 80% of Mr. Hass's 2017 target compensation. These PSUs will be paid out in shares of our common stock only if performance targets are achieved. The LTIP grants for the other NEOs were also made using PSUs and will be paid out in shares of our common stock only if performance targets are achieved. In addition, all members of the Board of Directors elected to take most, if not all, of their compensation in equity in 2017.

We will continue to adapt our compensation plans to the changing needs of our business and the long-term interests of our stockholders.

Advisory Vote on Executive Compensation

At our 2017 Annual Meeting of Stockholders, nearly 98% of the votes cast on the proposal were in favor of our NEO compensation as disclosed in our Current Report on Form 8-K filed with the SEC on May 19, 2017. The results of this vote led our Compensation Committee to conclude that our executive compensation program was endorsed by stockholders. Further, we believe our overall compensation philosophy and pay practices demonstrate an ongoing commitment to align executive compensation with the long-term interests of our stockholders and reflect evolving best practices.

Current Executive Compensation Best Practices

We employ the following executive compensation best practices.

•
Clawback Policy. We have a Policy on Recoupment of Performance Based Compensation (“Clawback Policy”). Under the Clawback Policy, in the event of a restatement of our financial results, other than a restatement caused by a change in applicable accounting principles, we may review the circumstances that caused the restatement and recover certain performance-based incentive compensation wrongly awarded to an executive officer as a result of misconduct. The Clawback Policy applies to certain performance-based incentive compensation granted on or after January 1, 2014.

•
No Tax Gross-ups in Employment Agreements.  We do not have any contract or agreement with our NEOs that obligates us to make a payment to assist with the tax liability related to any amounts we pay our NEOs.

•	No Excessive Severance Payments. Our termination arrangements with our NEOs do not contain excessive severance payments in cases of their termination.

•
No Guaranteed Bonuses.  We believe that performance-based bonuses should reflect actual performance of the Company and/or individual. Therefore, we do not guarantee performance-based bonus payments to our NEOs.

•
Double Trigger Vesting for Equity Awards.  Our equity awards do not vest upon consummation of a change in control, unless there is also a termination of service without cause or a voluntary resignation for good reason.

•
No Repricing or Replacing Outstanding Stock Options.  We do not permit the exercise price of an outstanding stock option to be changed without stockholder approval. We have never repriced or replaced any of our outstanding stock options.

•	Limited Use of Perquisites. We do not believe in granting perquisites to our NEOs that are excessive in value or substantially different from the perquisites available to all our employees generally.

•
No Hedging or Pledging.  To ensure that the interests of our directors and employees are fully aligned with those of stockholders in general, our Insider Trading Compliance Policy prohibits our directors and employees from engaging in short-term or speculative transactions including selling our stock “short” and transacting in publicly-traded options, warrants, puts and calls or similar instruments on our securities. Directors and employees also are prohibited from holding our stock in a margin account or pledging our stock as collateral for a loan.

•	Stock Ownership Guidelines. Executives are required to hold a significant equity interest in the Company. Effective January 1, 2013, our stock ownership guidelines are as follows:

◦	Chief Executive Officer - equal in value to five times (5x) the market equivalent level of annual base salary; and

◦	Other Executives - equal in value to twice (2x) their annual base salary.

Executive officers have five years from the date one becomes an executive officer to attain the equity ownership levels.

Elements of our Executive Compensation Program for Fiscal Year 2017

Our objective is to provide a competitive total compensation package to attract and retain key personnel and drive performance. To achieve this objective, the Compensation Committee has implemented and maintains compensation plans that are performance-based and tie a substantial portion of the executives’ overall compensation to strategic performance goals. Our executive compensation program consisted of four principal components in 2017:

•base salary;

•annual performance-based cash incentive;

•annual performance-based equity incentive; and

•long-term performance-based equity incentive.

Annual Compensation	Compensation Component	Objectives	Key Features
	Base Salary	Provide a competitive annual fixed level of cash compensation compared to peer and market data. Attract and retain executives.
Compensate executives for their daily efforts as management of the Company.

Adjustments are made from time-to-time based on individual performance, internal pay equity and pay relative to the peer group and relevant market data.

Annual Performance-Based Cash Incentive
Motivate participants to achieve short-term strategic and financial goals in order to support the long-term strategy and creation of value.

Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

Provide a competitive variable award opportunity that attracts and retains our executives.

Cash incentive payments based on a fixed bonus target percentage of base salary and attainment of certain financial and non-financial strategic goals.

No guaranteed payouts; minimum thresholds must be met for a bonus to be earned.

Annual Performance-Based Equity Incentive
Motivate participants to achieve short-term strategic and financial goals in order to support the long-term strategy and creation of value.

Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

The number of shares of restricted stock awarded is based on annual Company and individual performance.

The restricted stock award shall vest annually in four (4) equal installments on the first, second, third and fourth anniversaries of the date of employment, provided that Executive remains employed with the Company on such vesting date.

The grants will have such other terms as are determined by the Board in accordance with the current stock plan in place at time of grant.

Long-Term Incentives	Long-Term Performance-Based Equity Incentive
Align the interests of management with those of our stockholders through stock-based awards by facilitating and encouraging ownership of our common stock.

Retain the services of our executive team for a multi-year period.
Reward achievement of our strategic objectives that drive long-term stockholder value.

Long-term incentives are provided via annual grants of performance share units with payouts made in shares of common stock.
Target value is intended to provide competitive compensation opportunities based on performance over a multi-year period with realizable value directly tied to stock price performance.

Other Benefits	401(k) Retirement Plan (“401(k) Plan”)	Provide retirement income for employees.
Allows participants to defer up to 100% of their annual compensation, subject to any applicable caps set by the Internal Revenue Code.

We currently provide matching contributions equal to 100% of an employee’s individual contribution, up to a maximum of 4% of the participant’s annual salary, subject to regulatory limits.

	Health, welfare and other non-cash benefits	Provide health and welfare coverage for employees, generally.	Executives generally participate in the same benefits programs offered to all employees.

Compensation of our Named Executive Officers

A detailed description of the components of our executive compensation program is provided below.

Base Salaries    We use base salary to compensate our executive officers for performing the essential elements of their jobs. To enhance our ability to attract and retain executives in competitive markets, we establish each executive's base salary at approximately the median base salary of our peer group.

Annual Performance-Based Incentive    Our annual incentive program is intended to reward our executive officers, including NEOs, for performance which meets or exceeds corporate financial and strategic goals. Each of the goals is independent of the other goals and is eligible for payout even if the other goals are not achieved.

Our Compensation Committee typically sets a specific threshold performance level for financial goals to ensure that a minimum quantitative hurdle is met before any payment is earned by an executive officer for that goal. Our Compensation Committee also establishes a target performance level that would result in a payout equal to 100% of an executive officer's annual cash incentive target payout amount. If specific milestones above the target performance level are achieved, payouts can reach 150% of an executive officer's annual cash incentive target payout amount. The non-financial strategic goals include specific quantitative milestones as well as other metrics and objectives that cannot be defined by bright-line measurements, which require more qualitative determination by our Compensation Committee.

Annual and Long-Term Performance-Based Equity Incentive    We provide equity-based incentive compensation to (1) enhance our ability to retain talent over a longer period of time, (2) reward long-term achievements that enhance the future value of the Company, and (3) provide executives with a form of performance compensation that aligns their long-term interests with those of our stockholders using multi-year vesting and performance periods.

Our Compensation Committee intends to grant annual and long-term equity-based compensation awards to our executives in amounts that are competitive with the equity awards made by comparable public companies with whom we compete for talent. Our Compensation Committee may use restricted stock awards, performance share units and/or stock options.

Benefits    NEOs generally participate in the same benefits programs offered to all employees. Our benefits, such as our basic health benefits, 401(k) Plan, and disability and life insurance, are intended to provide support to executives and their families throughout their careers. These core benefits are provided to all executives regardless of their individual performance levels. The 401(k) Plan allows participants to defer up to 100% of their annual compensation, subject to any applicable caps set by the Internal Revenue Code. The executives’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently provide matching contributions equal to 100% of an employee’s individual contribution, up to a maximum of 4% of the employee’s annual salary, subject to certain limits.

For 2017, as detailed in the chart that follows, an average of approximately 59% of the target total direct compensation for our NEOs other than our CEO was at-risk, variable compensation. This compensation included the annual performance-based cash incentive, the annual performance-based equity incentive and the long-term performance-based equity incentive. All equity grants were valued based on the fair market value on the date of grant.

Compensation of our President and Chief Executive Officer

For 2017, Mr. Hass received

•	an annual base salary of only $200,000 in order to promote the conservation of cash and to align his compensation closely with annual and long-term value creation and share price appreciation;

•	an annual equity award of $350,000 of restricted stock, which vested in equal installments over twelve months through March 17, 2018;

•
an annual performance-based equity award with a target value of $1,100,000 aligned to 2017 Company financial and non-financial goals. Shares of our stock received upon achievement of those goals vest over three years on each anniversary date at a rate of 50%, 25% and 25%, respectively, beginning on March 17, 2018; and

•
a long-term performance-based equity award with a target value of $1,100,000 aligned to the achievement of revenue, profitability and strategic goals between January 2017 and December 2018. Shares of our stock received upon achievement of those goals vest ratably over two years, on each anniversary date, beginning on March 17, 2019.

As detailed in the chart below, approximately 93% of the 2017 target total direct compensation for our Chief Executive Officer, Mr. Hass, was at-risk, variable compensation. This compensation included the annual equity award, the annual performance-based equity incentive and the long-term performance-based equity incentive. All equity grants were valued based on the fair market value on the date of grant.

Determining the Amount of Each Element of Executive Compensation

Overview

Management is responsible for the compensation program for our executive officers, including NEOs, with our Compensation Committee’s oversight. Management and our Compensation Committee consider several factors in determining the design and elements of our executive compensation program. In general, the weight of each element of our executive compensation program is recommended by management to our Compensation Committee on an annual basis and considers the following factors, among others:

•	Company and individual performance;

•	pay practices among competitive companies;

•	the Company’s desire to attract and retain key talent;

•	broad economic factors; and

•	the discretion of our Compensation Committee members based on their relevant experience.

In designing our executive compensation program, management and our Compensation Committee seek to achieve the appropriate balance between immediate cash rewards and performance-driven annual and long-term equity and cash incentives. In doing so, they reference both publicly-disclosed peer group compensation information and broad-based compensation survey data, as described below.

During 2017, management, on behalf of our Compensation Committee, engaged Exequity, an independent compensation consultant, on a very limited basis to provide our Compensation Committee with an update on executive compensation tax compliance matters.

Comparable Market Compensation

In analyzing the competitiveness of our executive compensation program, our Vice President of Human Resources and our Compensation Committee reviewed pay practices from two primary sources. The market data for our NEOs and other senior management team members was collected from peer group proxy data (as described below) and the Radford Global Technology Compensation Survey data (the “Radford Survey”). It is generally our policy to target compensation levels, both in aggregate and by element, to median compensation levels from each of these sources. The Radford Survey includes compensation market data from more than 2,000 companies and provides a holistic perspective on total compensation levels, practices and emerging trends. We reviewed the following types of companies in the Radford Survey to derive the overall data and medians against which we benchmarked our executive compensation levels:

•	companies in the Internet/E-Commerce/Online Community industries;

•	companies located in the mid-Atlantic states or in locations where we source our executive talent, such as in Seattle and Boston; and

•	software and technology companies with most recent annual revenues ranging between $50 million to $399 million.

Our Compensation Committee performs a formal review of our peer group annually and makes what it considers appropriate changes. In the third quarter of 2017, our Vice President of Human Resources reviewed the 2016 Peer Group to determine whether it remained an appropriate peer group for executive compensation benchmarking purposes, based on the following guiding principles and criteria:

•	companies that compete with Rosetta Stone for key executive talent;

•	publicly traded companies;

•	similar or complementary industries;

•	organizational structure;

•	relative peer as indicated by the proxy advisory services;

•	common operational or business challenges;

•	investor feedback; and

•	similar size in terms of revenue, market capitalization, and number of employees.

After reviewing the 2016 Peer Group and other relevant companies, management recommended to our Compensation Committee that our 2016 Peer Group be revised by removing three peer companies and adding three new peer companies for a total of 14 peer companies, which the Compensation Committee approved (the “2017 Peer Group"). The 2017 Peer Group consisted of:

2017 Peer Group
Actua Corporation	GluMobile, Inc.
American Public Education, Inc.	K12 Inc.
Bazaarvoice, Inc.	Liquidity Services, Inc.
Brightcove, Inc.	LivePerson, Inc.
Cambium Learning Group, Inc.	QAD Inc.
Capella Education Company	RealNetworks, Inc
Career Education Corp.	Strayer Education Inc.

For 2017, our NEOs’ base salaries and target annual cash and equity incentive opportunities were generally close to the median levels of the 2017 Peer Group. However, the grant date fair values of long-term performance-based incentive opportunities for our NEOs were generally above the 2017 Peer Group median. Through the LTIP, our Compensation Committee re-introduced long-term performance-based incentives in 2017 in order to align our executives with our long-term business plan and key strategic objectives, reward their achievement of the plan and objectives and provide a competitive and retentive element within our executive compensation program.

Role of Chief Executive Officer and Other Executives in Executive Compensation Decisions

Our Compensation Committee received recommendations from our Chief Executive Officer, our General Counsel and Secretary, in her capacity as the Chief of Human Resources, and our Vice President of Human Resources on the appropriate compensation levels for our NEOs, other than the Chief Executive Officer. The Chief Executive Officer provided information about the other NEOs’ performance to assist our Compensation Committee with its evaluations and decisions.

Overview of Our Executive Compensation Program for Fiscal Year 2017

Base Salaries

Management reviews and recommends to our Compensation Committee our executives’ base salaries on an annual basis taking into consideration the factors described above as well as changes in position or responsibilities and time and experience in the position. In the event of material changes in position, responsibilities or other factors, management may recommend and our Compensation Committee may approve changes in base pay during the year.

In March 2017, our Compensation Committee completed its annual CEO assessment process, which included our Committee discussing and finalizing Mr. Hass’s 2016 performance and compensation recommendations for 2017. It agreed to increase the base salary for Mr. Hass while maintaining a similar proportion of performance-based equity subject to the achievement of annual and long-term performance objectives. Our Compensation Committee also completed an annual assessment process for Messrs. Pierno and Gaehde and Ms. Galindo. Mr. Hulett was not included in this assessment process because he did not join the Company until August 2017. Our Compensation Committee did not make any changes to base salaries as a result of these assessments other than for Mr. Hass.

Name	2016 Base Salary ($)	Annualized Base Salary after 2017 Adjustments ($)	% Change
A. John Hass III (1)	50,000	200,000	400.00%
Thomas M. Pierno	340,000	340,000	--%
Sonia Galindo	325,000	325,000	--%
Mathew N. Hulett (2)	--	350,000	--%
Nicholas C. Gaehde (3)	300,000	300,000	--%
________________________
(1)Mr. Hass also received an equity award of $350,000 of restricted stock which vested in equal installments over twelve months through March 17, 2018.
(2)Mr. Hulett was appointed as President, Language as of August 21, 2017 and his base salary of $350,000 was established pursuant to an employment agreement he entered into at the time of his appointment.
(3)Mr. Gaehde was promoted to President, Lexia Learning as of August 21, 2017.

Annual Performance-Based Incentive

For 2017, management recommended, and our Compensation Committee approved, annual performance-based incentive targets under the 2017 AIP as set forth in the following table.

Name	2017 Annualized Base Salary ($)	2017 Target Annual Incentive Opportunity ($)	Target Annual Incentive as a Percentage of Base Salary	Financial Goals Target Annual Incentive ($)	Non-financial Strategic Goals Target Annual Incentive ($)
A. John Hass III (1)	200,000	1,100,000	550%	990,000	110,000
Thomas M. Pierno (2)	340,000	255,000	75%	204,000	51,000
Sonia Galindo (3)	325,000	195,000	60%	156,000	39,000
Mathew N. Hulett (4)	350,000	76,520	60%	53,564	22,956
Nicholas Gaehde (5)	300,000	180,000	60%	144,000	36,000
_________________________
(1)     Mr. Hass's target annual incentive opportunity (100% PSUs) was based on 90% financial goals and 10% on a non-financial strategic goal.
(2)     Mr. Pierno’s target cash incentive opportunity was based 80% on financial goals and 20% on non-financial strategic goals.
(3)     Ms. Galindo’s target cash incentive opportunity was based 80% on financial goals and 20% on non-financial strategic goals.
(4)     Mr. Hulett's target cash incentive opportunity of $210,000 was prorated based on his hire date. Mr. Hulett's target cash incentive opportunity was based 70% on financial goals and 30% on non-financial strategic goals.
(5)     Mr. Gaehde's target cash incentive opportunity was based 80% on financial goals and 20% on non-financial strategic goals.

Each executive's annual incentive opportunity was based on financial goals and non-financial strategic goals. Mr. Hass’s target annual performance-based incentive opportunity was comprised entirely of equity. Ninety percent of his annual incentive was subject to the achievement of financial goals and 10% was subject to the achievement of a non-financial strategic efficiency goal.

Messrs. Pierno and Gaehde and Ms. Galindo were awarded an annual cash incentive opportunity based 80% on the achievement of financial goals and 20% on the achievement of non-financial strategic goals. Seventy percent of Mr. Hulett's annual cash incentive opportunity was subject to the achievement of financial goals and 30% was subject to the achievement of non-financial goals. His opportunity was pro-rated to reflect that he joined the Company in August 2017. Our Compensation Committee believes that maintaining these weightings of financial and non-financial strategic goals align the financial interests of our executives with the financial interests of our stockholders.

With respect to each of the 2017 financial goals under the 2017 AIP, amounts would be earned as set forth in the table below.

Level of Achievement & Percentage Funded
Below Threshold	Threshold (or Minimum)	Target	Maximum
0%	25%	100%	150%

With respect to any one of the financial goals, failure to achieve the threshold level of performance means no amount would be earned. To the extent that actual performance is between achievement levels, the amount earned would be determined on a pro rata basis using straight line interpolation. No minimum threshold level of performance was established for the non-financial strategic goals.

The financial goals and non-financial strategic goals are evaluated separately in determining the amount each independent goal contributes to the level of award. As a result, amounts could be earned if one goal was met but another goal was not.

Financial Goals

The financial goals varied among the NEOs under the 2017 AIP. The following tables set forth the financial goals for each NEO and 2017 actual results as compared to established targets.

Annual Incentive Program Financial Goals - Mr. Hass (1)	Percentage	Threshold	Target	Maximum	2017 Actual Result	% Achievement (relative to target)
2017 Company Weighted Sum Bookings ($M)	30%	265.60	284.50	318.70	279.50	98.24%
2017 Company Bookings-based Adjusted EBITDA Less Capital Expenditures ($M)	60%	($8.00)	($3.00)	$5.00	$0.2	106.67%

Annual Incentive Program Financial Goals - Mr. Pierno & Ms. Galindo (2)	Percentage	Threshold	Target	Maximum	2017 Actual Result	% Achievement (relative to target)
2017 Company Bookings ($M)	40%	$175.00	$187.50	210	184.5	98.40%
2017 Company Bookings-based Adjusted EBITDA Less Capital Expenditures ($M)	40%	($8.00)	($3.00)	$5.00	$0.2	106.67%

Annual Incentive Program Financial Goals - Mr. Gaehde (3)	Percentage	Threshold	Target	Maximum	2017 Actual Result	% Achievement (relative to target)
2017 Company Bookings Adjusted EBITDA Less Capital Expenditures ($M)	25%	($8.00)	($3.00)	$5.00	$0.2	106.67%
2017 Lexia Bookings ($M)	40%	$44.50	$48.50	$55.00	$47.50	97.94%
2017 Lexia Bookings-based Adjusted EBITDA ($M)	15%	$7.00	$8.30	$13.00	$9.20	110.84%

Annual Incentive Program Financial Goals - Mr. Hulett (4)	Percentage	Threshold	Target	Maximum	2017 Actual Result	% Achievement (relative to target)
2017 Company Bookings-based Adjusted EBITDA Less Capital Expenditures ($M)	25%	($8.00)	($3.00)	$5.00	$0.2	106.67%
2017 Language Bookings ($M)	25%	$131.00	$137.80	$149.00	$134.90	97.89%
2017 Language Bookings-based Adjusted EBITDA ($M)	20%	$51.00	$56.20	$62.00	$56.20	100.00%
_________________________
(1) Financial goals comprised 90% of Mr. Hass's annual incentive opportunity.
(2) Financial goals comprised 80% of Mr. Pierno's and Ms. Galindo's annual incentive opportunity.
(3) Financial goals comprised 80% of Mr. Gaehde's annual incentive opportunity.
(4) Financial goals comprised 70% of Mr. Hulett's annual incentive opportunity.

Bookings, Bookings-based Adjusted EBITDA and Bookings-based Adjusted EBITDA Less Capital Expenditures are non-GAAAP financial measures. We provide definitions of these terms in Appendix A.

Non-Financial Goals

With respect to the 2017 non-financial goals portion of the annual incentive program, no minimum threshold level of performance was established. Management recommended, and our Compensation Committee approved, a percentage of overall achievement based on an evaluation of our performance in meeting these goals during the year, as set forth in the following table. Some of the goals included defined milestones or other business metrics while others are subjective and not capable of being defined by bright line measurements.

	Description	Target Percentage	2017 Actual Result	Percentage Achievement (relative to target)
Mr. Hass
Company Efficiency Performance	Optimize expenses for FY 2017	10%	90%	9.0%
Mr. Pierno & Ms. Galindo
Customer Support and Service Efficiency	Successfully implement organizational efficiencies in delivering a centralized global 24/7 customer support function that leverages partnerships to provide multi-lingual client support services to all Tier I clients for English and Spanish customers	6.7%	100%	6.7%
Data Privacy and Security Initiative	Successfully implement key data privacy and security objectives in 2017 to enhance the our competitive advantage in securing and retaining clients	6.7%	90%	6.0%
Company Efficiency Performance	Optimize expenses for FY 2017	6.7%	90%	6.0%
Mr. Hulett
Consumer Product Launch	Successfully release a relaunch of the Learn Languages experience for mobile and web. Demonstrate user acceptance for a fully functional prototype of a Flash-free version of the "course-only" portion of Learn Languages.	10.0%	100%	10.0%
E&E Product Launch	Successfully launch Catalyst product in Europe. Successfully demonstrate user acceptance for a single "advanced language app" on mobile.	10.0%	100%	10.00%

E&E Transactional Sales Enablement	Successful development and delivery of purchase process and various web properties targeting the needs of the small business market	10.0%	60%	6.0%
Mr. Gaehde
PowerUp Delivery & Core5 Transition to New Technology Platform	Successfully migrate Core5 product to new native browser platform meeting market requirements and set technology foundation for long-term product viability. Release PowerUp product by year end 2017.	10.0%	100%	10.0%
Portfolio Sales Momentum	Successfully deliver multi-product sales by the end of 2017 growing our base of multi-product customers to include Core5, Rapid, and Client Success Support Services.	5.0%	90%	4.50%
New Business Development in Literacy	Successfully secure new business in the Literacy segment to support 2017 and long-term growth objectives.	5.0%	0%	0%

Based on the assessments discussed above, the financial goals and non-financial goals under the 2017 AIP were funded at a percentage of each NEO's annual target incentive opportunity as follows:

Name	Financial Goal Funding	Non-Financial Goal Funding	Aggregate 2017 AIP Funding
A. John Hass III	84.1%	9%	93.1%
Thomas M. Pierno	80.8%	18.7%	99.5%
Sonia Galindo	80.8%	18.7%	99.5%
Mathew N. Hulett	64.5%	26%	90.5%
Nicholas C. Gaehde	79.2%	14.5%	93.7%

Then, our Compensation Committee used its discretion to evaluate each NEO's performance, based in part, on recommendations by Mr. Hass with respect to the performance and contributions of each NEO other than himself. Our Compensation Committee determined the following actual fiscal 2017 annual incentive payments for our NEOs.

Name (1)	Total Bonus ($)
A. John Hass III	1,024,048
Thomas M. Pierno	253,500
Sonia Galindo	220,000
Mathew N. Hulett	70,000
Nicholas C. Gaehde	170,000
_________________________
(1) Our Compensation Committee completed an assessment of our overall performance against the 2017 non-financial goals, as well as each executive’s individual performance, to determine the annual incentive payments for each NEO. Mr. Hass's award was paid out in shares of restricted stock, which vest over three years on each anniversary date at a rate of 50%, 25% and 25%, respectively, beginning March 17, 2018. Mr. Hulett's payment was prorated to reflect that he joined the Company in August 2017.

The following chart shows the annual target incentive opportunity compared to the actual amount paid to each NEO under our 2017 AIP, as described above.

Annual Performance-Based Equity Incentive

In February 2018, each NEO then employed with the Company, other than Mr. Hass, received a grant of restricted stock that vests over a period of four years, with 25% of the shares vesting on each annual anniversary of the grant date. The value of the grant was based on a percentage of the NEO’s annualized base salary adjusted for Company and individual performance during 2017. Mr. Hulett received an equity grant consisting of restricted stock vesting over four years when he joined the Company in August 2017.

Long-Term Performance Based Equity Incentive

In April 2017, the Compensation Committee approved the 2017 LTIP, in which each of our NEOs participates. The long-term incentive program focuses on business goals and growth across multiple years. Management recommended, and our Compensation Committee approved, long-term performance-based incentive targets under the 2017 LTIP as set forth in the following table.

Name	2017 Annualized Base Salary ($)	2017 Total Target Long-Term Incentive Opportunity ($)	Target Long-Term Incentive as a Percentage of Base Salary	Financial Goals Target Long-Term Incentive ($)	Non-financial Strategic Goals Target Long-Term Incentive ($)
A. John Hass III (1)	200,000	1,100,000	550.00%	660,000	440,000
Thomas M. Pierno (2)	340,000	255,000	75.00%	204,000	51,000
Sonia Galindo (3)	325,000	162,500	50.00%	113.750	48,750
Mathew N. Hulett (4)	350,000	130,000	37.14%	130,000	0
Nicholas Gaehde (5)	300,000	300,000	100.00%	225,000	75,000
____________________
(1) Mr. Hass's target long-term incentive opportunity is based 60% on financial goals and 40% on non-financial strategic goals.
(2) Mr. Pierno’s target long-term incentive opportunity is based 80% on financial goals and 20% on non-financial strategic goals.
(3) Ms. Galindo’s target long-term incentive opportunity is based 70% on financial goals and 30% on non-financial strategic goals.
(4) Mr. Hulett's target long-term opportunity of $130,000 was determined separately by the Compensation Committee upon his hire in August 2017.
Mr. Hulett's target long-term incentive opportunity is based 100% on financial goals.
(5) Mr. Gaehde's target long-term incentive opportunity is based 75% on financial goals and 25% on non-financial strategic goals.

Each executive's long-term incentive opportunity is based on financial goals and non-financial strategic goals over a two year performance period beginning January 1, 2017 and ending December 31, 2018 (a one year performance period beginning January 1, 2018 and ending December 31, 2018 for Mr. Hulett). Each executive's target long-term incentive award is comprised entirely of PSUs, which if earned, will be paid out in shares of our common stock at the end of the performance period and be subject to further vesting requirements.

The set of financial and non-financial goals over the two year performance period varies among the NEOs as set forth below. The financial goals and non-financial strategic goals are evaluated separately in determining the amount each independent goal contributes to the level of award. As a result, amounts could be earned if one goal was met but another goal was not. Our Compensation Committee believes that maintaining these weightings of financial and non-financial strategic goals align the financial interests of our executives with the financial interests of our stockholders.

Name	Financial Goals (% weighting)	Non-Financial Goals (% weighting)
A. John Hass III	2017-2018 Cumulative Weighted Sum Revenue (40%) 2017-2018 Cumulative Company Revenue-based Adjusted EBITDA (20%)	Value Creation (25%) Strategic Marketing (15%)
Thomas M. Pierno	2017-2018 Cumulative Company Revenue (30%) 2017-2018 Cumulative Company Revenue-based Adjusted EBITDA (50%)	Value Creation (20%)
Sonia Galindo	2017-2018 Cumulative Company Revenue (30%) 2017-2018 Cumulative Company Revenue-based Adjusted EBITDA (40%)	Value Creation (30%)
Mathew N. Hulett	2018 Language Revenue (70%) 2018 Language Segment Contribution (30%)	N/A
Nicholas C. Gaehde	2017-2018 Cumulative Company Revenue (65%) 2017-2018 Cumulative Literacy Segment Contribution (10%)	Customer Capability and Competitiveness (25%)

Company Revenue Adjusted EBITDA and Business Unit Segment Contribution are non-GAAAP financial measures. We provide definitions of these terms in Appendix A.

Since projected cumulative revenue, Company revenue adjusted EBITDA and business unit revenue segment contribution for the two year performance period is highly sensitive data, we do not disclose specific threshold, target and maximum goals. We believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our cumulative financial metrics are intended to be realistic and reasonable, but challenging, in order to drive performance and are consistent with our internal budgets and projections at the time of the grant.

With respect to each of the 2017 financial goals under the long-term incentive program, amounts could be earned as set forth in the table. For each financial goal, no amount would be earned if we failed to achieve the threshold level of performance for that particular goal. To the extent that actual performance is between achievement levels, the amount earned would be determined on a pro rata basis using straight line interpolation. No minimum threshold level of performance was established for the non-financial strategic goals.

Name	Financial Metric	Level of Achievement & Percentage Funded
		Below Threshold	Threshold (or Minimum)	Target	Maximum
A. John Hass III	Company Weighted Sum Revenue	0%	50%	100%	200%
	Company Revenue Adjusted EBITDA	0%	50%	100%	200%
Thomas M. Pierno & Sonia Galindo	Company Revenue	0%	50%	100%	100%
	Company Revenue Adjusted EBITDA	0%	25%	100%	100%
Nicholas C. Gaehde & Mathew N. Hulett	Segment Revenue	0%	50%	100%	100%
	Segment Contribution	0%	25%	100%	100%

At the end of the performance period, our Compensation Committee will also consider an executive's individual performance and may use its discretion to adjust the long-term incentive payout achieved under the financial and non-financial goals. Any earned awards will be paid out in shares of our common stock, which will vest as to 50% of the shares on March 17, 2019 and as to the other 50% of the shares on March 17, 2020.

2016 CEO Long-Term Performance Incentive

As disclosed in our proxy statement relating to the 2017 annual meeting of stockholders, in April 2016, our Compensation Committee approved a long-term performance incentive to Mr. Hass directly aligned to increasing shareholder value. Mr. Hass was granted a long-term performance incentive opportunity with a target grant value of $1,100,000 aligned to an absolute total shareholder return (TSR) growth metric between January 2016 and December 2017. This long-term target grant opportunity consisted entirely of performance stock units that would be paid in restricted stock and stock options if the absolute TSR performance goals were achieved.

Based on the Company's absolute TSR performance over the two year period ended December 31, 2017 of 81% (a beginning stock price of $6.88 on January 1, 2016 and an ending stock price of $12.47 on December 31, 2017), our Compensation Committee determined that Mr. Hass had achieved a maximum level of performance, resulting in a payout equal to 200% of his target award. In February 2018, Mr. Hass received 140,846 shares of restricted stock and 314,466 options to purchase shares of our common stock at a price of $7.10 per share. The exercise price of the stock options is equal to the closing price of our common stock on April 4, 2016, the date the performance share units were granted. One-third of the restricted stock and stock options will vest annually over a three year period beginning on April 4, 2018.

Timing of Equity-Based Compensation Awards

In connection with its annual review of our executives' compensation, our Compensation Committee typically approves grants of equity to our NEOs. These equity grants may be comprised of restricted stock, performance share units or stock options.

We do not have any program, plan or practice to time equity grants in coordination with the release of material non-public information.

Severance and Change in Control Arrangements

Each of our equity incentive programs provides for a potential acceleration of vesting of outstanding awards in the event of a change in control and/or termination without cause, as defined in each plan. Starting with equity awards granted in 2012, none of the equity awards granted to our NEOs provide for automatic vesting acceleration upon consummation of a change in control transaction unless there is also a termination of service without cause or a voluntary resignation for good reason in connection with the change in control with the exception of the performance share units granted in 2017. Those performance share units will vest upon consummation of a change in control (1) at target, if less than 50% of the performance period has elapsed or (2) based on actual performance, if at least 50% of the performance period has elapsed and performance is determinable.

In November 2015, our Board of Directors adopted and approved a Change in Control Severance Plan (the “Change in Control Plan”) in which all of our NEOs participate. The Change in Control Plan provides for severance and other benefits to eligible participants if they experience a “qualifying termination” within six months prior to or two years following a change in control event, as defined in the Change in Control Plan. Our Change in Control Plan generally provides that a change in control may occur upon

•the liquidation, dissolution or winding up of the Company;

•the sale, license or lease of all or substantially all of the assets of the Company; or

•a share exchange, reorganization, recapitalization or certain merger and consolidation transactions.

The Change in Control Plan was adopted to reduce the uncertainty that NEOs and other executives can experience while the possibility of a change in control exists. This allows them to operate the Company in the best interests of the Company and stockholders and to remain at the Company through the desired retention period.

For a description of the payments and benefits a participant with receive under the Change in Control Plan, see "Potential Payments Upon Termination of Employment or Upon Change in Control." In connection with the payment of benefits under the Change in Control Plan, a participant must release any claims he or she may have against us and agree to maintain the confidentiality of our information and to not compete against us or solicit our employees or customers for a period of twelve months.

For a description of the employment and other severance arrangements we have with our NEOs, see “Employment Arrangements with Named Executive Officers” and “Potential Payments Upon Termination of Employment or Upon Change in Control.” Our Compensation Committee believes that these arrangements were necessary to attract and retain our NEOs. The terms of each arrangement were determined in negotiation with the applicable NEO in connection with his or her hiring, or promotion, and were not based on any set formula.

Effect of Accounting and Tax Treatment on Compensation Decisions

We consider the anticipated accounting and tax implications to the Company and our executives in establishing and refining our executive compensation programs. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors are not the only ones we consider. We also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code imposed a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our next three most highly compensated executive officers (excluding our Chief Financial Officer) to $1,000,000, unless the compensation qualified as performance-based and certain requirements were satisfied. Performance-based compensation, prior to the enactment of the TCJA, was fully deductible if the material terms of the compensation were approved by stockholders and met certain other requirements. While our Compensation Committee was mindful of the benefit of deductibility of compensation, our Compensation Committee believed that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee did not adopt a policy that requires that all compensation be deductible.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our Company and our stockholders.

Compensation Policies and Practices as They Relate to Risk Management

In 2017, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may mitigate potential risk-taking incentives.

The Compensation Committee also reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking.

The Compensation Committee noted several design features of our cash and equity incentive programs for all employees that reduce the likelihood of excessive risk-taking, including:

•	the Compensation Committee’s ability to exercise discretion to decrease incentive award payouts;

•
the use of an array of performance metrics across compensation programs (that is, annual and long-term performance-based incentives are based on financial and non-financial goals as well as individual performance and new hire and annual equity incentives are driven by stock price gains);

•	the fact that many of our executives hold vested equity stakes in the Company; and

•	the fact that the mix of compensation balances a short-term and long-term focus.

Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

2017 Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers (“NEOs”), including our Chief Executive Officer and Chief Financial Officer, for the year ended December 31, 2017.

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation($) (3)	All Other Compensation ($) (4)	Total ($)
A. John Hass III	2017	159,615		10,000	2,550,004	—	—	11,246	2,730,865
President and Chief Executive Officer	2016	133,462	(5)	—	1,319,503	959,500	—	14,236	2,426,701
	2015	267,231		—	362,520	1,684,536	—	7,647	2,321,934
Thomas M. Pierno	2017	340,000		—	497,253	—	253,500	7,652	1,098,405
Chief Financial Officer	2016	340,000		—	219,999	315,002	243,245	16,580	1,134,826
	2015	353,077		—	293,053	399,265	85,000	13,008	1,143,403
Sonia Galindo	2017	312,500		—	394,062	—	220,000	13,334	939,896
General Counsel & Secretary	2016	314,769		—	152,496	192,502	186,011	21,539	867,317
	2015	305,231		85,000	110,000	156,723	65,000	18,192	740,146
Mathew H. Hulett	2017	121,154	(6)	50,000	237,750	—	—	4,715	413,619
President, Language
Nicholas C. Gaehde	2017	288,462	(7)	—	480,003	—	107,100	7,652	883,217
President, Lexia Learning
_________________________
(1)     For 2017, represents a discretionary recognition bonus for Mr. Hass approved by the Board of Directors and a one-time cash signing bonus for Mr. Hulett.
(2)     Represents the aggregate grant date fair value for restricted stock awards and stock option awards granted in the applicable year, computed in accordance with ASC 718. Information about the assumptions used to value these awards can be found in Stock-Based Compensation under Critical Accounting Policies and Estimates in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 7, 2018.
(3)     Amounts shown represent cash incentive payouts earned in 2017 under the 2017 annual incentive program. As Chief Executive Officer, Mr. Hass was not a participant in the annual cash incentive program.
(4)     Represents insurance premiums the Company paid on behalf of the executives under our group term life insurance policy, our health and welfare policies during the specified year and 401(k) matching contributions.
(5)     Mr. Hass became an executive officer of the Company in April 2015 and was appointed President and Chief Executive Officer effective April 4, 2016.
(6)     Mr. Hulett was appointed President, Language in August 2017. Accordingly, prior year compensation information is not included in the Summary Compensation Table.
(7) Mr. Gaehde was promoted to President, Lexia Learning in August 2017. Accordingly, prior year compensation information is not included in the Summary Compensation Table.

Grants of Plan-Based Awards in Fiscal Year 2017

The following table sets forth each grant of plan-based awards to our NEOs during the year ended December 31, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Stock Awards: Number of Shares of Stock or Units (#)(7)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Award Type	Grant Date	Threshold (3)	Target	Maximum(4)	Threshold (5)	Target	Maximum(6)
A. John Hass III	Annual Cash (8)		—	—	—
	Restricted Stock (9)	3/17/2017							37,116			350,004
	LTIP Performance Stock	3/17/2017				46,660	116,649	233,298				1,100,000
	AIP Performance Stock (10)	3/17/2017				29,162	116,649	174,974				1,100,000
Thomas M. Pierno	Annual Cash		63,750	255,000	382,500
	Restricted Stock	2/22/2017							31,834			242,257
	LTIP Performance Stock	3/17/2017				12,168	27,041	27,041				254,997
Sonia Galindo	Annual Cash		48,750	195,000	292,500
	Restricted Stock	2/22/2017							30,429			231,565
	LTIP Performance Stock	3/17/2017				7,324	17,232	17,232				162,498
Mathew N. Hulett	Annual Cash (11)		19,130	76,520	114,780
	Restricted Stock (12)	8/21/2017							12,500			118,875
	LTIP Performance Stock (12)	8/21/2017				5,313	12,500	12,500				118,875
Nicholas C. Gaehde	Annual Cash		45,000	180,000	270,000
	Restricted Stock	2/22/2017							23,654			180,007
	LTIP Performance Stock	3/17/2017				13,123	31,813	31,813				299,997
_________________________
(1) Represents potential payouts under the annual incentive program. Between 70% and 80% of the payout is aligned to financial performance, and 20% to 30% is aligned to non-financial strategic goals, as further described in our Compensation Discussion and Analysis under “Overview of Our Executive Compensation Program for Fiscal Year 2017 -- Annual Performance-Based Incentive.”
(2) Represents the threshold, target and maximum number of shares that may be earned under the long term incentive plan for the 2017-2018 performance period, and for Mr. Hass, also shares that may be earned under his 2017 annual incentive plan.
(3) With respect to the annual incentive program referenced in footnote (1), amounts in this column, under “Annual Cash,” represent the minimum possible annual cash incentive payout if the Company were to achieve the threshold performance levels against each of the financial and non-financial goals.
(4) With respect to the annual incentive program referenced in footnote (1), amounts in this column, under "Annual Cash," represent the maximum possible annual cash incentive payout if the Company were to achieve or exceed the maximum performance levels against each of the financial and non-financial goals.

(5) With respect to the 2017-2018 long term incentive plan referenced in footnote (2) and Mr. Hass's 2017 annual incentive award referenced in footnote (10), amounts in this column, under "LTIP Performance Stock" and "AIP Performance Stock", represent the minimum possible performance stock units earned if the Company were to achieve the threshold performance levels against financial and non-financial goals.
(6) With respect to the 2017-2018 long term incentive plan referenced in footnote (2) and Mr. Hass's 2017 annual incentive award referenced in footnote (10), amounts in this column, under "LTIP Performance Stock" and "AIP Performance Stock", represent the maximum possible performance stock units earned if the Company were to achieve or exceed the maximum performance levels against the financial and non-financial goals. The maximum award for Messrs. Pierno, Hulett and Gaehde and Ms. Galindo is capped at 100% of their target award.
(7) Represents restricted stock awards granted to each NEO that vest over a period of time based on the individual’s service to the Company. Awards granted on February 22, 2017 represent annual awards that vest in equal installments over four years.
(8) As Chief Executive Officer, Mr. Hass was not a participant in the annual cash incentive program.
(9) Represents Mr. Hass's annual RSA award, which vests monthly over a one year period.
(10) Represents Mr. Hass's annual incentive award, which is equity-based and is further described in our Compensation Discussion and Analysis under “Overview of Our Executive Compensation Program for Fiscal Year 2017 -- Annual Performance-Based Incentive.”
(11) Mr. Hulett's target cash incentive was prorated based on his hire date of August 21, 2017.
(12) Mr. Hulett received a new hire equity grant on August 21, 2017 in the form of restricted stock awards and performance stock units as approved by the Compensation Committee.

Outstanding Equity Awards at December 31, 2017
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested as of 12/31/17 ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. John Hass III	5,031	—		9.04	11/18/2024
	444,000	—		7.95	4/15/2025
	72,249	72,248	(1)	7.10	4/4/2026	32,359	(2)	403,517
	—	314,465	(3)	7.10	4/4/2026	140,846	(4)	1,756,350
						9,279	(5)	115,709
									116,649	(6)	1,454,613
									116,649	(7)	1,454,613
Thomas M. Pierno	50,000	—		10.55	5/4/2022
	8,155	—		12.47	2/21/2023
	39,906	13,302	(8)	11.96	2/14/2024	3,762	(9)	46,912
	35,201	35,200	(10)	9.78	2/12/2025	9,202	(11)	114,749
	18,177	54,528	(12)	7.47	2/19/2026	13,554	(13)	169,018
						11,155	(14)	139,103
						31,834	(15)	396,970
									27,041	(7)	337,201

Sonia Galindo	13,815	13,814	(16)	9.79	1/5/2025	5,618	(17)	70,056
	11,108	33,323	(12)	7.47	2/19/2026	8,283	(18)	103,289
						9,186	(19)	114,549
						30,429	(20)	379,450
									17,232	(7)	214,883
Mathew N. Hulett						12,500	(21)	155,875
									12,500	(22)	155,875
Nicholas C. Gaehde	9,421			15.91	8/15/2023
	1,372	457	(8)	11.96	2/14/2024	301	(23)	3,753
	1,886	1,885	(10)	9.78	2/12/2025	1,150	(24)	14,341
	10,098	30,293	(12)	7.47	2/19/2026	7,530	(25)	93,899
						9,186	(26)	114,549
						23,654	(27)	294,965	31,813	(7)	396,708
_____________________
(1) Options vested as to one-half of the total number of shares on April 4, 2017 and thereafter vest at the rate of one-quarter per annum.
(2) Mr. Hass received 64,719 shares of restricted stock under the 2009 Omnibus Incentive Plan (the "2009 Plan") on April 4, 2016 that vest one-half of the total number of shares on April 4, 2017 and thereafter vest at the rate of one quarter per annum.
(3) Options will vest as to one-third of the total number of shares on April 4, 2018 and thereafter vest at the rate of one-third per annum.
(4) Mr. Hass received 140,846 shares of restricted stock under the 2009 Plan on April 4, 2016 that vest in equal annual installments over three years.
(5) Mr. Hass received 37,116 shares of restricted stock under the 2009 Plan on March 17, 2017 that vest in equal monthly installments over one year.
(6) Represents the target number of performance share units that may be earned under Mr. Hass's 2017 annual incentive program that concluded on December 31, 2017. The actual number of shares Mr. Hass earned was 108,595, which vest 50%, 25% and 25% on March 17, 2018, March 17, 2019 and March 17, 2020, respectively.
(7) Represents the target number of performance stock units established on March 17, 2017 for the 2017-2018 performance period. If the performance conditions are met and performance stock units are earned, they will vest as to one-half of the total number of shares on March 17, 2019 and as to the remaining one-half of the total shares on March 17, 2020.
(8) Options vested as to one-fourth of the total number of shares on February 14, 2015 and thereafter vest at the rate of one-quarter per annum.
(9) Mr. Pierno received 15,050 shares of restricted stock under the 2009 Plan on February 14, 2014 that vest in equal annual installments over four years.
(10) Options vested as to one-fourth of the total number of shares on February 12, 2016 and thereafter vest at the rate of one quarter per annum.
(11) Mr. Pierno received 18,405 shares of restricted stock under the 2009 Plan on February 12, 2015 that vest in equal annual installments over four years.
(12) Options vested as to one-fourth of the total number of shares on February 19, 2017 and thereafter vest at the rate of one-quarter per annum.
(13) Mr. Pierno received 18,702 shares of restricted stock under the 2009 Plan on February 19, 2016 that vest in equal annual installments over four years.
(14) Mr. Pierno received 11,155 shares of restricted stock under the 2009 Plan on May 9, 2016 that vest in one installment after two years on May 9, 2018.
(15) Mr. Pierno received 31,834 shares of restricted stock under the 2009 Plan on February 22, 2017 that vest in equal annual installments over four years.
(16) Options vested as to one-fourth of the total number of shares on January 2, 2016 and thereafter vest at the rate of one-quarter per annum.
(17) Ms. Galindo received 11,236 shares of restricted stock under the 2009 Plan on January 5, 2015 that vest in equal annual installments over four years.
(18) Ms. Galindo received 11,044 shares of restricted stock under the 2009 Plan on February 19, 2016 that vest in equal annual installments over four years.
(19) Ms. Galindo received 9,186 shares of restricted stock under the 2009 Plan on May 9, 2016 that vest in one installment after two years on May 9, 2018.
(20) Ms. Galindo received 30,429 shares of restricted stock under the 2009 Plan on February 22, 2017 that vest in equal annual installments over four years.
(21) Mr. Hulett received 12,500 shares of restricted stock under the 2009 Plan on August 21, 2017 that vest in equal annual installments over four years.
(22) Represents the target number of performance stock units established on March 21, 2017 for the 2018 performance period. If the performance conditions are met and performance stock units are earned, they will vest as to one-half of the total number of shares on March 15, 2019 and as to the remaining one-half of the total shares on March 15, 2020.
(23) Mr. Gaehde received 1,207 shares of restricted stock under the 2009 Plan on February 14, 2014 that vest in equal annual installments over four years.
(24) Mr. Gaehde received 2,301 shares of restricted stock under the 2009 Plan on February 12, 2015 that vest in equal annual installments over four years.
(25) Mr. Gaehde received 10,040 shares of restricted stock under the 2009 Plan on February 19, 2016 that vest in equal annual installments over four years.
(26) Mr. Gaehde received 9,186 shares of restricted stock under the 2009 Plan on May 9, 2016 that vest in one installment after two years on May 9, 2018.
(27) Mr. Gaehde received 23,654 shares of restricted stock under the 2009 Plan on February 22, 2017 that vest in equal annual installments over four years.

Option Exercises and Stock Vested for Fiscal Year 2017

The following table sets forth information regarding shares of common stock acquired upon the exercise of stock options and vesting of restricted stock during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)(1)
A. John Hass III	—	—	77,101	(2)	779,968
Thomas M. Pierno	—	—	13,683	(3)	106,863
Sonia Galindo	—	—	5,570	(4)	46,682
Mathew N. Hulett	—	—	—		—
Nicholas C. Gaehde	—	—	7,811	(5)	79,543
_________________________
(1)     The dollar amount in this column represents the number of shares vested multiplied by the closing price of the Company’s stock on the date of vesting, and does not necessarily represent the cash value the NEOs realized in connection with their stock award agreement.
(2)     In aggregate, Mr. Hass received 77,101 shares in 2017 and settled applicable taxes in cash.
(3)     Based upon prior designated instructions, Mr. Pierno sold an aggregate of 5,366 shares to cover taxes associated with restricted stock vestings and received an aggregate of 8,317 shares in 2017.
(4)     Based upon prior designated instructions, Ms. Galindo sold an aggregate of 2,172 shares to cover taxes associated with restricted stock vestings and received an aggregate of 3,398 shares in 2017.
(5)     Based upon prior designated instructions, Mr. Gaehde sold an aggregate of 2,833 shares to cover taxes associated with restricted stock vestings and received an aggregate of 4,978 shares in 2017.

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by the Company.

Non-qualified Deferred Compensation

None of our employees participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by the Company.

Employment Arrangements with Named Executive Officers

We have employment agreements with each of our executive officers, including our NEOs.

On April 1, 2016, our Board of Directors entered into an Executive Employment Agreement with Mr. Hass in connection with his appointment as President, Chief Executive Officer, and Chairman of the Board of the Company. The agreement had a one-year initial term that automatically renews for an additional year each April 1. The agreement set Mr. Hass’s initial annual base salary, which may be increased from time to time but not decreased, and provides for an annual equity grant consisting of restricted stock that vests monthly over one year and other benefits. The agreement also provided for other equity grants that were made at the time of his appointment and which are reported in the Summary Compensation Table.

Mr. Pierno's and Ms. Galindo's agreements have one-year terms that automatically renew each day so that there is always one year remaining in the term. Messrs. Hulett's and Gaehde's agreements have a one-year initial term that automatically renews for an additional year on the anniversary date of the agreement. These employment agreements set the annual base salaries of each executive, which may be increased from time to time but not decreased. The employment agreements also provide that the executive will be eligible to receive annual cash and equity incentive awards in accordance with the programs established by our Board of Directors from time to time, but no incentive awards are guaranteed.

Under the agreements, each executive is entitled to severance benefits if his or her employment is terminated without cause or if he or she terminates his or her employment for good reason.

Generally, termination without cause is defined in the agreements as termination for a reason other than the executive’s commission of a felony or a crime involving moral turpitude; an act involving dishonesty or fraud involving his or her duties; failure to perform his or her duties; commission of gross negligence or willful misconduct involving his or her duties; material breach of his or her employment agreement, failure to comply with instructions given by our Board of Directors which affect our business; misconduct likely to materially injure our reputation; harassment of or discrimination against our employees; customers or vendors; misappropriation of our Company’s assets; willful violation of our policies; issues involving his or her immigration status affecting his or her ability to continue his or her employment with us; or disclosure of trade secrets.

Generally, good reason is defined in the agreements as a material reduction in the executive’s annual salary, duties, authority or responsibilities; (as to Mr. Pierno) our failure to perform a material obligation undertaken by us to the executive after the executive has provided us with notice of failure and such failure has not been cured within 10 days (as to Mr. Pierno) or our material breach of his or her employment agreement (as to Messrs. Hass, Hulett and Gaehde and Ms. Galindo); or our relocation of him or her to an area more than 50 miles outside of his or her principal place of employment; provided that, in certain employment agreements, the Company receives notification of one of the aforementioned events and fails to cure within the prescribed period of time under the agreements.

If we terminate the employment of one of the named executive officers without cause or if he or she terminates his or her employment for good reason, we will be required to (1) pay severance in an amount equal to 12 months of his or her annual base salary, such payment to be made six months after the termination date, (2) provide COBRA continuation for health benefits and (3) pay the annual bonus which the executive would have earned for such year, pro-rated to the date of termination. In exchange for these benefits, the executive must sign a general release waiving any claims he or she may then have against us and agree not to compete against us for 12 months after the date of termination. These agreements also contain provisions known as “best-after tax provisions,” which provide that in the event that any excise tax would otherwise be payable by an executive on any “parachute payment,” the amount of those payments may instead be reduced to eliminate or minimize any required excise tax payment.

Potential Payments Upon Termination of Employment or Upon Change in Control as of December 31, 2017

In addition to the severance payments that may be paid to our NEOs upon termination under their executive employment agreements, equity will vest as follows upon termination of employment without cause or by the NEO with good reason:

•all NEOs, with the exception of Mr. Hass, are entitled to accelerated vesting of their unvested stock options and restricted stock awards granted on or after February 19, 2016 prorated through the date of termination,

•Mr. Hass is entitled to accelerated vesting of his unvested stock options, restricted stock awards granted in 2016 and performance stock units granted under his 2017 annual incentive plan (for which performance was complete as of December 31, 2017), and

•performance stock units granted to the NEOs under the long term incentive plan for the 2017-2018 performance period are entitled to vesting at the end of the performance period based on actual performance prorated through the date of termination.

No equity will vest upon the completion of a change in control transaction except for the performance share units granted in 2017. Those performance share units will vest upon consummation of a change in control (1) at target, if less than 50% of the performance period has elapsed or (2) based on actual performance, if at least 50% of the performance period has elapsed and performance is determinable.

If an NEO is terminated without cause or resigns for good reasons within 6 months prior to or two years after the completion of a change in control transaction, all unvested equity will vest.

On November 1, 2015, our Board of Directors adopted and approved the Change in Control Plan in which all of the Company’s NEOs participate. The Change in Control Plan provides for severance and other benefits to eligible participants as a result of a qualifying termination without cause or resignation for good reason, in either case within six months prior or two years following a change in control event. An NEO who experiences a qualifying termination and executes (and does not revoke) a general release of claims against the Company will receive the payments and benefits described in the table below.

The following table sets forth information concerning the payments that would be received by each NEO upon a termination of employment without cause or for good reason, upon a change in control or both. The table assumes the termination and/or change in control, as applicable, occurred on December 31, 2017, using the fair market value of $12.47 for each share of our common stock that was the closing price per share as of December 29th due to December 31st falling on a Sunday. The table below only shows additional amounts that the NEOs would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time, such as earned but unpaid base salary.

Name	Termination without Cause or for Good Reason ($) (1)		Change in Control With No Termination ($) (2)	Change in Control and Termination without Cause or for Good Reason ($) (3)
A. John Hass III
Severance Payments	$218,818		N/A	$225,298
Equity Acceleration	$6,316,009	(4)	$2,808,793	$7,161,017	(5)
Total Benefits	$6,534,827		$2,808,793	$7,386,315
Thomas M. Pierno
Severance Payments	$612,752		N/A	$619,446
Equity Acceleration	$572,944	(6)	$337,201	$1,578,066	(7)
Total Benefits	$1,185,696		$337,201	$2,197,512
Sonia Galindo
Severance Payments	$555,189		N/A	$557,356
Equity Acceleration	$408,024	(8)	$214,883	$1,085,864	(9)
Total Benefits	$963,213		$214,883	$1,643,220
Mathew N. Hulett
Severance Payments	$438,818		N/A	$445,298
Equity Acceleration	$91,798	(10)	$155,875	$311,750	(11)
Total Benefits	$530,616		$155,875	$757,048
Nicholas C. Gaehde
Severance Payments	$489,220		N/A	$495,910
Equity Acceleration	$488,082	(12)	$396,708	$1,123,256	(13)
Total Benefits	$977,302		$396,708	$1,619,166
__________________
(1) Represents benefits payable upon the NEOs’ termination by the Company other than for cause or by the participant for good reason as described in the sections Overview of our Executive Compensation Program for Fiscal 2017--Severance and Change in Control Arrangements and Employment Arrangements with Named Executive Officers, in either case within six months prior to or two years following a change in control event. This column reflects severance payments equal to 12 months of the NEO’s base salary; COBRA premium costs paid on his or her behalf for 12 months, a lump sum payment for 12 months of basic life insurance and AD&D premiums, a flat dollar amount for outplacement services, the annual cash incentive payment earned as of December 31, 2017 and equity acceleration. As President and Chief Executive Officer, Mr. Hass was not a participant in the annual cash incentive program.
(2) Represents the accelerated vesting of unearned performance stock units granted on March 17, 2017 (August 21, 2017 for Mr. Hulett) under the Long-Term Incentive Program at target upon the consummation of a change in control event. Under the terms of the performance stock units, the units will vest upon consummation of a change in control (1) at target, if less than 50% of the performance period has elapsed or (2) based on actual performance, if at least 50% of the performance period has elapsed and performance is determinable.
(3) Represents benefits payable upon the NEOs’ termination by the Company other than for cause or by the participant for good reason as described in the section Overview of our Executive Compensation Program for Fiscal 2017--Severance and Change in Control Arrangements, in either case within six months prior to or two years following a change in control event. This column reflects severance payments equal to 12 months of the NEO’s base salary; COBRA premium costs paid on his or her behalf for 18 months, a lump sum payment for 12 months of basic life insurance and AD&D premiums, a flat dollar amount for outplacement services, the annual cash incentive payment earned as of December 31, 2017 and equity acceleration. As President and Chief Executive Officer, Mr. Hass was not a participant in the annual cash incentive program.
(4) Represents acceleration of unvested restricted stock awards, options and earned performance stock units granted on April 4, 2016 and March 17, 2017 as well as pro-rated acceleration of unearned performance stock units granted on March 17, 2017 under the Long Term Incentive Program upon termination of Mr. Hass' employment by the Company without cause or by Mr. Hass for good reason as stated in the respective award agreements for these awards. The unearned performance stock units are assumed to vest at target.
(5) Represents acceleration of unvested restricted stock awards, options and performance stock units granted on April 4, 2016 and March 17, 2017, all of which would accelerate upon a change in control of our company and a termination of Mr. Hass' employment by the Company without cause or by Mr. Hass for good reason, as defined above, within six months prior to or two years after the change in control event. The performance stock units are assumed to vest at target.
(6) Represents pro-rated acceleration of unvested restricted stock awards, options and performance stock units granted on February 19, 2016, May 9, 2016, February 22, 2017 and March 17, 2017 upon termination of Mr. Pierno's employment by the Company without cause or by Mr. Pierno for good reason as stated in the respective award agreements for these awards. The performance stock units are assumed to vest at target.
(7) Represents acceleration of unvested restricted stock awards, options and performance stock units granted on February 14, 2014, February 12, 2015, February 19, 2016, May 9, 2016, February 22, 2017 and March 17, 2017 all of which would accelerate upon a change in control of our company and a termination of Mr. Pierno’s employment by the Company without cause or by Mr. Pierno for good reason, as defined above, within six months prior to or two years after the change in control event. The performance stock units are assumed to vest at target.

(8) Represents pro-rated acceleration of unvested restricted stock awards, options and performance stock units granted on February 19, 2016, May 9, 2016, February 22, 2017 and March 17, 2017 upon termination of Ms. Galindo's employment by the Company without cause or by Ms. Galindo for good reason as stated in the respective award agreements for these awards. The performance stock units are assumed to vest at target.
(9) Represents acceleration of unvested restricted stock awards, options and performance stock units granted on January 5, 2015, February 19, 2016, May 9, 2016, February 22, 2017 and March 17, 2017 all of which would accelerate upon a change in control of our company and a termination of Ms. Galindo's employment by the Company without cause or by Ms. Galindo for good reason, as defined above, within six months prior to or two years after the change in control event. The performance stock units are assumed to vest at target.
(10) Represents pro-rated acceleration of unvested restricted stock awards and performance stock units granted on August 21, 2017 upon termination of Mr. Hulett's employment by the Company without cause or by Mr. Hulett for good reason as stated in the respective award agreements for these awards. The performance stock units are assumed to vest at target.
(11) Represents acceleration of unvested restricted stock awards and performance stock units granted on August 21, 2017 all of which would accelerate upon a change in control of our company and a termination of Mr. Hulett's employment by the Company without cause or by Mr. Hulett for good reason, as defined above, within six months prior to or two years after the change in control event. The performance stock units are assumed to vest at target.
(12) Represents pro-rated acceleration of unvested restricted stock awards, options and performance stock units granted on February 19, 2016, May 9, 2016, December 12, 2016, February 22, 2017 and March 17, 2017 upon termination of Mr. Gaehde's employment by the Company without cause or by Mr. Gaehde for good reason as stated the respective award agreements for these awards. The performance stock units are assumed to vest at target.
(13) Represents acceleration of unvested restricted stock awards, options and performance stock units granted on February 14, 2014, February 12, 2015, February 19, 2016, May 9, 2016, December 12, 2016, February 22, 2017 and March 17, 2017 all of which would accelerate upon a change in control of our company and a termination of Mr. Gaehde’s employment by the Company without cause or by Mr. Gaehde for good reason, as defined above, within six months prior to or two years after the change in control event. The performance stock units are assumed to vest at target.

CEO Pay Ratio
The ratio of the annual compensation of A. John Hass, our CEO, to the median annual compensation of our other employees in 2017 is 57 to 1.

To identify the median employee, we identified our total employee population as of December 31, 2017, and, in accordance with SEC rules, excluded the CEO and our non-U.S. employees, to arrive at the median employee consideration pool. The excluded non-U.S. employees consisted of 16 employees in the United Kingdom, 15 employees in Germany, 5 employees in China, 2 employees in Spain, 2 employees in Canada and 1 employee in France, which, in aggregate, represented less than 4.1% of our total population of 988 employees on December 31, 2017. Once we identified the employee consideration pool, we aggregated 2017 salary, annual bonus, sales commissions and the value of employer-paid benefits for each employee to determine the median employee. Salary was not annualized for employees who started employment with us after January 1, 2017. We then calculated the median employee’s total compensation in 2017 in accordance with SEC rules to use as the basis for the pay ratio. Based on this calculation, our median employee earned $47,952 in total compensation for 2017. For the total compensation for Mr. Hass in 2017, we used the amount reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement of $2,730,865.

The determination of the median employee is an estimate, and other companies may use different methodologies and assumptions in determining the median employee. The pay ratio for other companies may not be comparable to the ratio we present due to different methodologies and assumptions, different employee populations, and different compensation structures.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a participant and in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described elsewhere in this proxy statement, and as set forth below.

Procedures for Related-Party Transactions

Under our Code of Ethics and Business Conduct and our policy governing related-party transactions, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related-party transactions, to their managers and/or our General Counsel and Secretary who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter and our policy governing related-party transactions, our Audit Committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. A copy of our Code of Ethics and Business Conduct and Audit Committee charter may be found at our corporate website, www.rosettastone.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directorship is divided into three classes, with all of the members of one class standing for election each year to serve three-year terms. Our Corporate Governance and Nominating Committee, consisting solely of independent directors, as determined by our Board under applicable NYSE listing standards, recommended the three directors named below for nomination by our full Board. Based on that recommendation, our Board has nominated those directors for election at the 2018 Annual Meeting.

Nominees    The following three incumbent members of Class III of our Board of Directors have been nominated for re-election to our Board: Patrick W. Gross, George A. Logue and Jessie Woolley-Wilson.

Each nominee, if elected, will serve until our annual meeting of stockholders in 2021 and until his or her qualified successor is elected, unless the nominee dies, resigns or is removed from our Board of Directors prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holder may vote your shares to approve the election of any substitute nominee proposed by our Board. Please see “Our Board of Directors and Nominees—Directors Standing for Election” above for information concerning each of our nominees standing for election.

Vote Required for Election

Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the 2018 Annual Meeting. As a result, the three nominees with the most votes will be elected. Votes may be cast in favor of a director or withheld. Broker non-votes will have no effect on the outcome of the election of directors.

Our Board of Directors unanimously recommends that you vote
“FOR” the election of each of the nominated directors.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for its 2018 fiscal year. The Audit Committee and the Board seek to have the stockholders ratify the Audit Committee’s appointment of Deloitte. In recommending ratification by the stockholders of such engagement, the Board is acting upon the recommendation of the Audit Committee, which has satisfied itself as to Deloitte’s independence, professional competence and standing. As a matter of good corporate governance, we are asking stockholders to ratify this appointment. Our Audit Committee continually monitors the services and fees of the independent registered public accounting firm and even if the appointment is ratified by our stockholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders. One or more representatives of Deloitte are expected to attend the 2018 Annual Meeting and will have the opportunity to make a statement at the 2018 Annual Meeting if they wish to do so. It is also expected that Deloitte’s representative(s) will be available to respond to appropriate questions from stockholders.

Our Audit Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm    It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The independent auditor and management periodically report to the Audit Committee the actual fees incurred versus the pre-approved budget. All audit contracts that were entered into in 2017 were pre-approved by the Audit Committee.

Fees Paid to Independent Registered Public Accounting Firm

The following table shows fees and expenses that we paid (or accrued) for professional services rendered by Deloitte for the years ended December 31, 2016 and 2017:

Fee Category	Year Ended December 31, 2016 ($)	Year Ended December 31, 2017 ($)
Audit Fees	$1,076,659	$1,197,330
Audit-Related Fees	6,000	183,848
Tax Fees	—	—
All Other Fees	—	—
Total	$1,082,659	$1,381,178

Audit Fees    These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements. Further detail on audit fees is as follows:

Fee	Year Ended December 31, 2016 ($)	Year Ended December 31, 2017 ($)
Base Audit Fee - US	$959,000	$996,000
Base Audit Fee - UK	40,000	67,655
Transactional-related Items and Expenses	77,659	133,675
Total Audit Fees	$1,076,659	$1,197,330

Audit-Related Fees    These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” For 2017, audit-related fees related to services rendered in connection with our adoption of the new revenue standard pursuant to ASC 606.

Tax Fees    These fees consist of amounts paid for federal, state, local and foreign tax compliance, tax advice and tax planning and related matters.

All Other Fees    These fees consist of all other amounts we paid to Deloitte during the applicable period relating to various merger and acquisition activities.

Vote Required for Approval

In order to be approved, Proposal No. 2 must receive the affirmative vote of a majority of the votes cast on this proposal. Abstentions and broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal, and will have no effect on the outcome of the vote on this proposal. If the selection of Deloitte is not ratified accordingly, our Board will consider whether we should select another independent registered public accounting firm.

Our Board of Directors unanimously recommends that you vote
“FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed in this proxy statement in accordance with SEC rules. We are providing this vote as required by Section 14A of the Exchange Act. Accordingly, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the stockholders of Rosetta Stone Inc. (“Rosetta Stone”) advise that they approve the compensation paid to Rosetta Stone’s Named Executive Officers, as disclosed in Rosetta Stone’s Proxy Statement for the 2018 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

Vote Required for Approval

In order to be approved, this proposal must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the 2018 Annual Meeting and entitled to vote on this proposal. Abstentions with respect to this proposal will have the effect of a vote against the proposal. Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal, and will have no effect on the outcome of the vote on this proposal.

Our Board of Directors unanimously recommends that you vote
“FOR” the advisory approval of the resolution set forth above.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2018 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,
Sonia Galindo
General Counsel and Secretary

APPENDIX A

This Proxy Statement contains non-GAAP financial measures under SEC rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures presented may not be comparable to those used by other companies.

Non-GAAP Financial Measures Used in 2017 AIP

Sales or bookings represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, sales or bookings is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

Bookings-based Adjusted EBITDA Less Capital Expenditures represents GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation expense, restructuring, strategy and cost reduction-related consulting expenses, plus the change in deferred revenue (excluding acquired deferred revenue) less the change in deferred commissions.  In addition, Bookings-based Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Additionally, capital expenditures as reported on the Cash Flow Statement (i.e. Purchase Property & Equipment) are subtracted.

Non-GAAP Financial Measures Used in 2017 LTIP

Company Revenue-based Adjusted EBITDA represents GAAP net income/(loss) for the Company plus interest income and expense, other income/expense, income tax benefit and expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation expense, restructuring, strategy and cost reduction-related consulting expenses. In addition, Company Revenue-based Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets.

Business Unit Segment Contribution includes segment revenue and expenses that are directly incurred by or allocated to the segment, including material costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Segment contribution excludes depreciation, amortization, stock compensation, restructuring and other related expenses. The Company does not allocate expenses beneficial to all segments, which include certain general and administrative expenses such as legal fees, payroll processing fees, accounting-related expenses, lease abandonment, impairment and non-operating income and expense.

Other Metrics

In addition, the 2017 LTIP uses the metrics Company Weighted Sum Bookings and Company Weighted Sum Revenue. These metrics are calculated by applying a three times multiple to the Literacy business unit's bookings and revenue.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ROSETTA STONE INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 17, 2018.

INTERNET/MOBILE — www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY .

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this **X**

PROXY

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED BELOW:

1. Election of Directors
   (1) Patrick W. Gross
   (2) George A. Logue
   (3) Jessie Woolley-Wilson

FOR ALL	AGAINST ALL	FOR ALL EXCEPT
☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below)

____

CONTROL NUMBER

Signature______________________ **Signature, if held jointly**______________________ **Date**__________, **2018**

NOTE: Please sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give full title. Please date the proxy.

The Proxy Statement and our 2017 Annual Report to Stockholders are available at: http://www.cstproxy.com/rosettastone/2018

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

ROSETTA STONE INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 18, 2018

The undersigned hereby appoints A. John Hass and Sonia Galindo, or either of them as proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Rosetta Stone Inc. to be held at 3:00 p.m. local time on June 18, 2018 at Rosetta Stone`s offices at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209 and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROSETTA STONE. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED "FOR ALL" THE DIRECTOR NOMINEES FOR ELECTION AND "FOR" PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF, TO THE EXTENT AUTHORIZED BY APPLICABLE LAW (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)